Exhibit 2.1

Stock Purchase Agreement

by and among

Thor Industries, Inc.

(“Buyer”),

The Shareholders of Jayco, Corp.

(“Sellers”),

solely for certain limited purposes expressly set forth in this Agreement,

Jayco, Corp.

(the “Company”),

and

Wilbur L. Bontrager, in the capacity as the Seller Representative

June 30, 2016

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Stock Purchase Agreement	Page ii

Exhibits

Exhibit 1.2(b)	Form of Escrow Agreement
Exhibit 1.3(a)	Estimated Closing Statement
Exhibit 1.4	Purchase Price Allocation Methodology
Exhibit 1.6(b)(i)	Form of Stock Power
Exhibit 1.6(b)(ii)	Certain Consents
Exhibit 5.3	Form of Public Announcement
Exhibit 9.1	Illustrative Calculation of Tangible Net Assets
Annex 1 to Exhibit 9.1	Accounting Principles
Exhibit 9.2	Excluded Assets

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Stock Purchase Agreement

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of June 30, 2016 by and among Thor Industries, Inc., a Delaware corporation (“Buyer”), the shareholders of Jayco, Corp., an Indiana corporation (the “Company”) identified as “Sellers” on the signature page of this Agreement (collectively, “Sellers” and each, a “Seller”), solely for the limited purposes expressly set forth in this Agreement, the Company, and Wilbur L. Bontrager, solely in the capacity as the Seller Representative (as defined in Section 5.9(a)). Buyer and Sellers (or any Seller) are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.” Each capitalized term used in this Agreement and not otherwise defined has the meaning set forth in Article 9.

The Company, through its Subsidiaries, is engaged in the business of manufacturing and selling towable and motorized Class A and Class C recreational vehicles (the “Business”). Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the issued and outstanding shares of capital stock of the Company (collectively, the “Shares”) on the terms and subject to the conditions of this Agreement. All of the Shares are owned, beneficially and of record, by Sellers. This Agreement is executed by JPMorgan Chase Bank, N.A., as Trustee, and not individually. The Trustee shall not be personally liable under this Agreement and the remedies of any contracting parties, or their assigns, or successors-in-interest, are limited to the amount of the Trust assets being administered by the Trustee.

ACCORDINGLY, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

Article 1
Principal Transaction

Section 1.1    Sale and Purchase of Shares. On the terms and subject to the conditions of this Agreement, Sellers agree to sell and transfer to Buyer, and Buyer agrees to purchase from Sellers, all of Sellers’ right, title and interest in and to the Shares at Closing, free and clear of any Encumbrances (other than transfer restrictions arising under applicable securities Laws).

Section 1.2    Estimated Closing Cash Payment; Payments; Purchase Price.

(a)          Subject to adjustment under Section 1.3, in consideration of the sale and transfer of the Shares to Buyer, at Closing Buyer will pay to Sellers an aggregate amount equal to: (i) $582,000,000; plus or minus (as applicable); (ii) the Estimated Closing Date Tangible Net Assets Adjustment; plus (iii) Estimated Closing Date Cash; minus (iv) Estimated Closing Date Debt; minus (v) Estimated Closing Date Seller Transaction Expenses; minus (vi) $5,000,000 (the “Seller Representative Holdback Funds”); and minus (vii) $4,500,000 (the “Escrow Funds”) (the net amount of clauses (i)–(vii), the “Estimated Closing Cash Payment”).

(b)          At Closing, Buyer will:

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(i)          pay the Estimated Closing Cash Payment to Sellers by wire transfer of immediately available funds to the accounts designated by Sellers on the Closing Date;

(ii)         discharge or cause to be discharged the aggregate Estimated Closing Date Debt pursuant to pay-off letters and payment instructions which have previously been delivered by Sellers in accordance with Section 5.5;

(iii)        pay or cause to be paid the aggregate Estimated Closing Date Seller Transaction Expenses included in the calculation of the Estimated Closing Cash Payment pursuant to the invoices and/or payment instructions which have previously been delivered by Sellers;

(iv)         deposit the Seller Representative Holdback Funds with the Seller Representative by wire transfer of immediately available funds to the account which has been designated by the Seller Representative; and

(v)          deposit the Escrow Funds with the Escrow Agent by wire transfer of immediately available funds to the account designated by the Escrow Agent, which such Escrow Funds will be held and disbursed by the Escrow Agent pursuant to the escrow agreement in the form set forth on Exhibit 1.2(b) (the “Escrow Agreement”).

(c)          The Estimated Closing Cash Payment together with the Seller Representative Holdback Funds and the Escrow Funds and the Estimated Closing Date Debt and the Estimated Seller Transaction Expenses will constitute the “Estimated Purchase Price” and, as adjusted under Section 1.3(d), Section 5.7(f) and Article 8, the “Purchase Price.”

(d)          Sellers will maintain at least $5,000,000 in the Seller Representative Holdback Funds until the Purchase Price is finally determined and paid under Section 1.3(d), and the Seller Representative Holdback Funds shall be used by Seller Representative towards any payment required by Sellers under Section 1.3(d)(B).

Section 1.3    Adjustments to Estimated Purchase Price.

(a)          The Seller Representative has delivered to Buyer the statement attached as Exhibit 1.3(a) (“Estimated Closing Statement”) setting forth Sellers’ good faith written estimate and consistent with the Accounting Principles of: (i) Closing Date Tangible Net Assets (“Estimated Closing Date Tangible Net Assets”) and the Estimated Closing Date Tangible Net Assets Adjustment (for the avoidance doubt the adjustment shall be the difference, plus or minus, between the Estimated Closing Date Tangible Net Assets and $125,000,000); (ii) Closing Date Cash (“Estimated Closing Date Cash”); (iii) Closing Date Debt (“Estimated Closing Date Debt”); (iv) Closing Date Seller Transaction Expenses (“Estimated Closing Date Seller Transaction Expenses”); and (v) the resulting Estimated Closing Cash Payment derived from those estimates.

(b)          Within 90 days after the Closing Date, Buyer will cause to be prepared and delivered to the Seller Representative a statement (the “Preliminary Closing Statement”) setting forth in reasonable detail and consistent with the Accounting Principles Buyer’s good faith written calculation of: (i) Closing Date Tangible Net Assets and the Closing Date Tangible Net Assets Adjustment; (ii) Closing Date Cash; (iii) Closing Date Debt; (iv) Closing Date Seller Transaction Expenses; and (v) the resulting Closing Cash Payment derived from that calculation. Sellers will have the opportunity to review the Preliminary Closing Statement for 60 days following their receipt of the Preliminary Closing Statement (the “Review Period”).

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During the Review Period, at the request of the Seller Representative or any Seller, the Seller Representative or such Seller and their respective Representatives will, during normal business hours, be provided with such access to Books and Records of the Company and other information (including financial statements and work papers (including those prepared by independent third Persons) subject to customary access policies and procedures) of the Company and Buyer in the possession or control of the Company, Buyer or their respective Affiliates or Representatives that relate to, as well as access to personnel of Buyer, its Affiliates (including the Company) and their respective Representatives that were involved in, the calculation or determination of the items included in the Preliminary Closing Statement (including making available their chief financial officer(s) and accountants to respond to reasonable written or oral inquiries of the Seller Representative, any Seller or their respective Representatives), in each case, as is reasonably necessary in order for the Seller Representative or Sellers to respond to or evaluate the calculations contained in the Preliminary Closing Statement.

Buyer’s calculation of Closing Date Tangible Net Assets, the Closing Date Tangible Net Assets Adjustment, Closing Date Cash, Closing Date Debt, Closing Date Seller Transaction Expenses, and the Final Closing Cash Payment derived from that calculation will, absent fraud or manifest error, become final, conclusive and binding on the Parties unless, prior to the end of the Review Period, the Seller Representative or any Seller notifies Buyer in writing of Sellers’ objections to such calculation (an “Objection Notice”), identifying in reasonable detail the disputed items, the estimated amounts of the disputed items if then reasonably determinable and the basic facts underlying Sellers’ objections. If the Seller Representative or any Seller delivers an Objection Notice to Buyer prior to the end of the Review Period, Buyer and the Seller Representative will negotiate in good faith to resolve Sellers’ objections set forth in the Objection Notice within 30 days following delivery of the Objection Notice. If Buyer and the Seller Representative resolve some or all of such objections within that time period, they will document their resolution in a writing signed by each of them, and such resolution will be final, conclusive and binding on the Parties. If Buyer and the Seller Representative are unable to resolve all of Sellers’ objections within the 30-day time period following the delivery of the Objection Notice, the Parties will promptly refer any matters still in dispute for resolution as provided in Section 1.3(c).

(c)          Any unresolved dispute concerning the Preliminary Closing Statement under Section 1.3(b) will be referred for resolution to the Chicago office of KPMG, who will be jointly retained by Buyer and Sellers. If the Parties are unable to engage KPMG for any reason, then Buyer and the Seller Representative will each designate a nationally or regionally recognized independent accounting firm with whom no Party has any current professional relationship, and the accounting firm to resolve the dispute will be chosen by lot (KPMG or any other chosen accounting firm is referred to in this Agreement as the “Accounting Firm”). The Accounting Firm will determine the allocation of its fees and expenses to the respective Parties based on the inverse of the percentage that the Accounting Firm’s resolution of the disputed items (before such allocation) bears to the total amount of the disputed items as originally submitted to the Accounting Firm. (For example, if the total amount of the disputed items as originally submitted to the Accounting Firm equal $1,000 and the Accounting Firm awards $600 in favor of the Seller Representative’s position, sixty percent (60%) of the fees and expenses of the Accounting Firm would be borne by Buyer and forty percent (40%) of the fees and expenses of the Accounting Firm would be borne by Sellers).

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The Accounting Firm will act as a neutral arbitrator and will resolve only the disputed items that have been referred to it pursuant to this Section 1.3(c) and solely in accordance with the procedures (including any relevant defined terms and consistent with the Accounting Principles) set forth in this Agreement. Any resolution of a disputed item by the Accounting Firm must be within the range of the differences between Buyer’s and the Seller Representative’s positions with respect to such disputed item. The Parties will provide the Accounting Firm with all Books and Records in their possession reasonably relevant to the determinations to be made by it as may be requested by the Accounting Firm. No Party or any Affiliate or Representative of a Party will meet or discuss any substantive matters with the Accounting Firm without Buyer and the Seller Representative and their respective Representatives present or having the opportunity following at least three Business Days’ written notice to be present, either in person or by telephone. The Accounting Firm will have the power to require a Party to provide to it such Books and Records and other information it deems reasonably relevant to the resolution of the dispute, and to require a Party to answer questions that it deems reasonably relevant to the resolution of the dispute. All Books and Records and other information (including answers to questions from the Accounting Firm) submitted to the Accounting Firm must be concurrently delivered to each other Party.

All disputes with respect to the application of accounting principles, including the Accounting Principles or to the mathematical calculation of any disputed components of the Preliminary Closing Statement that have been referred to the Accounting Firm pursuant to this Section 1.3 will be resolved exclusively by the Accounting Firm. The determination of the Accounting Firm with respect to disputes to be resolved by it under this Agreement, absent fraud or manifest error, will be final, conclusive and binding upon the Parties. Closing Date Tangible Net Assets, the Closing Date Tangible Net Assets Adjustment, Closing Date Cash, Closing Date Debt, Closing Date Seller Transaction Expenses, and the resulting Final Closing Cash Payment derived from them, in each case as finally determined in accordance with this Section 1.3 (whether as a result of a failure to timely deliver an Objection Notice, mutual resolution of the Parties pursuant to Section 1.3(b), determination by the Accounting Firm in accordance with this Section 1.3(c), or any combination), will be used for purposes of any adjustments to the Estimated Purchase Price pursuant to Section 1.3(d).

(d)          Following Closing, the Estimated Purchase Price will be: (i) increased on a dollar-for-dollar basis by the amount that the Final Closing Cash Payment is greater than the Estimated Closing Cash Payment; and (ii) decreased on a dollar-for-dollar basis by the amount that the Estimated Closing Cash Payment is greater than the Final Closing Cash Payment.

(A)         If the Estimated Purchase Price is increased by the adjustment provided for in Section 1.3(d)(i), then within five Business Days following the determination of the Final Closing Cash Payment, Buyer will pay such increase to Sellers by wire transfer of immediately available funds to the accounts designated by Sellers.

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(B)         If the Estimated Purchase Price is decreased by the adjustment provided for in Section 1.3(d)(ii), then within five Business Days following the determination of the Final Closing Cash Payment, Sellers’ Representative will cause Sellers to pay such decrease to Buyer by wire transfer of immediately available funds to the account designated by Buyer.

(e)          For the avoidance of doubt, and notwithstanding anything else contained in this Agreement to the contrary: (i) for purposes of calculating the Closing Date Tangible Net Assets, the Estimated Purchase Price, the Final Closing Cash Payment or the Purchase Price, no items included in the definitions of Closing Date Tangible Net Assets, including Closing Date Cash, Closing Date Debt, and Closing Date Seller Transaction Expenses (or any components of them) will be double counted; and (ii) for purposes of calculating the Final Closing Cash Payment, any and all Tax deductions of the Company that are permitted under the Code or other applicable Law in respect of, or that are attributable to, any of the following will be treated as occurring prior to the close of business on the Closing Date: (A) any and all Seller Transaction Expenses (including amounts that would be Closing Date Seller Transaction Expenses except for the fact that such expenses were paid prior to Closing); (B) any and all amounts incurred in connection with the retirement of the Indebtedness of the Company (including the retirement of Closing Date Debt as contemplated in this Agreement); (C) any and all employee bonuses or debt prepayment fees (including the employer portion of any payroll Taxes due in connection therewith); (D) any and all deductions for unamortized financing costs of the Company (without duplication of amounts taken into account in clause (ii)(B) above); and (E) any and all other amounts paid with respect to the transactions contemplated by this Agreement that are properly deductible in a Pre-Closing Period.

(f)          On the morning of July 1, 2016, Buyer shall cause the Company and its Subsidiaries to commence a complete physical identification of their inventory and count thereof as of the Closing, excluding certain raw materials that are tracked on a perpetual basis and which were subject to testing on June 9, 2016. Testing Procedures on July 1 will include the verification of finished goods and work-in-progress (“WIP”) units and chassis, including inventory maintained at the Company’s Idaho facility. In addition, a complete physical observation shall be performed at the Highland Ridge subsidiary on July 1, 2016. An acceptable confirmation from the applicable third party will be obtained for all inventory (raw, chassis, WIP, or finished goods) located off-site as of the Closing. The Company shall provide the Buyer with a complete listing of all raw materials tracked on a perpetual basis as of the Closing by location and the Buyer reserves the right to perform additional testing of such inventory. The Sellers’ Representative and the Buyer, and each of their respective representatives and accountants, shall be entitled (i) to have unrestricted access to observe, and make inquiries and receive responsive information with regard to, the foregoing inventory count, and (ii) to test and sample such inventory during the course of such inventory count. Any disagreement between the Parties with respect to the inventory count, but not the value of such inventory, shall be resolved at the time of the inventory count, subject to the ability of Sellers to provide an inventory count listing as of the end of the inventory count procedures on that date. This inventory count will be utilized by the Parties in the determination of the Closing Date Tangible Net Assets. Buyer and Sellers agree to use their best efforts to adjust any inventory count that is, or appears to be, incorrect based on a review of the inventory compilation prepared by the Company and its Subsidiaries utilizing the counts from the inventory count procedures. If Buyer, prior to final determination of the Closing Date Tangible Net Assets or Final Closing Date Tangible Net Assets, determines that any inventory count appears mathematically incorrect as the result of a data entry, recording spreadsheet error or similar objective mistake, Buyer shall not be bound by the incorrect inventory count when determining the Closing Date Tangible Net Assets or Final Closing Date Tangible Net Assets, as applicable, but shall instead use the methodology set forth on the Accounting Principles on attached Annex 1 to Exhibit 9.1 with respect to the specific inventory which Buyer has determined was mathematically incorrect.

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Section 1.4    Purchase Price Allocation. The sum of: (a) the Purchase Price; (b) any liabilities of the Company and Subsidiaries required under GAAP to be reflected on a balance sheet that survive Closing; and (c) any other applicable amounts required to be included under the Code, will be allocated among the assets of the Company and Subsidiaries (as such classes are defined for the purposes of Sections 1060 and 338 of the Code). Such allocations, and the allocation of any purchase price adjustments, will be prepared in accordance with the methodology set forth on Exhibit 1.4 and will be made in accordance with the requirements of Sections 1060 and 338 of the Code. Within 30 days after the determination of the Purchase Price pursuant to Section 1.3, Buyer will deliver to the Seller Representative a draft of such allocation for the Seller Representative’s review and approval, which will be prepared on a basis consistent with the methodology set forth on Exhibit 1.4. Within 15 days thereafter, the Seller Representative will deliver to Buyer either a notice accepting the allocation prepared by Buyer or a statement setting forth in reasonable detail any objections to it and the basis for such objections. If the Seller Representative timely delivers such a notice, Buyer and the Seller Representative will use good faith efforts to resolve such objections. If they are unable to mutually agree on the allocation, the procedures of Section 5.7(g) will control. No Party or any Affiliate of any Party (including the Company) will take a position on any Tax Return, before any Taxing Authority or in any Proceeding that is in any manner inconsistent with the allocation, as finally determined under this Section 1.4, without the written consent of the other Parties or unless specifically required pursuant to a determination by the applicable Taxing Authority. The Parties will promptly advise each other of the existence of any Tax audit, controversy or litigation related to any allocation under this Agreement. Notwithstanding anything to the contrary in this Section 1.4 or elsewhere in this Agreement, the Parties agree to use the Agreed Warranty Reserve and the Agreed Legal Settlement Reserve for calculating Closing Date Tangible Net Assets, and Final Closing Date Tangible Net Assets.

Section 1.5    Closing. The consummation of the transactions contemplated by this Agreement (“Closing”) will take place as follows: (i) exchange of the signed closing deliverables provided for in Section 1.6 and the payments provided for in Section 1.2(b) will take place on the date of this Agreement, and (ii) for Tax purposes, and for determining Closing Date Tangible Net Assets, Closing Date Cash, Closing Date Debts, and Closing Date Seller Transaction Expenses, the Closing will be deemed effective as of 11:59 p.m. on June 30, 2016 (the “Closing Date”). The Parties’ exchange of electronic copies of signed documents on the date of this Agreement shall be followed by exchange of originally signed copies (but the original certificates evidencing the Shares, and originally executed stock powers relating to the Shares have been delivered in advance in trust to Buyer’s counsel), or the Parties may mutually agree to meet to exchange signed documents, at such place or at any other time or date as may be mutually agreed by Buyer and Sellers.

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Section 1.6    Closing Deliverables.

(a)          At Closing, Buyer will deliver: (i) the Escrow Agreement executed by Buyer and the Escrow Agent; and (ii) all other Transaction Documents to be executed and delivered by Buyer under this Agreement.

(b)          At Closing, Sellers will deliver: (i) stock powers, in the form attached as Exhibit 1.6(b)(i), executed by each Seller; (ii) the Escrow Agreement executed by Sellers’ Representative; (iii) the third party consents identified on Exhibit 1.6(b)(ii), if any, in forms reasonably acceptable to Buyer; (iv) evidence of the termination or release of, or the right to terminate or release, all Encumbrances (other than transfer restrictions arising under applicable securities Laws) on the Shares and all Encumbrances (other than Permitted Encumbrances) on the Assets; (v) resignations effective as of Closing, in forms reasonably acceptable to Buyer, of the directors of the Company; (i) the minute books, corporate record books, corporate seal, and other corporate records; and (vi) all other Transaction Documents to be executed by either Seller in connection with this Agreement.

Article 2
Representations And Warranties REGARDING
THE COMPANY AND SUBSIDIARIES

Subject to the exceptions and qualifications set forth in the Disclosure Schedule, Sellers, jointly and severally, make the following representations and warranties regarding the Company and Subsidiaries to Buyer as of the Closing Date, provided, that, a disclosure set forth in the Disclosure Schedule with respect to a particular representation or warranty will be deemed to be a disclosure with respect to all other applicable representations and warranties in this Article 2 or in Article 3 (and deemed to be disclosed in all other relevant Schedules, sections and subsections of the Disclosure Schedule) to the extent the description of the facts regarding the event, item or matter disclosed (or the substance of any other representation or warranty) is adequate on its face so as to make reasonably clear that such disclosure is applicable to such other representations and warranties (or any other Schedule, section or subsection of the Disclosure Schedule), whether or not such disclosure is so numbered or such other representations and warranties expressly refer to a schedule comprising the Disclosure Schedule.

Section 2.1    Organization, Qualification and Corporate Power; Authorization; Subsidiaries.

(a)          The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Indiana. The Company is duly authorized to conduct business and is in good standing as a foreign corporation under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the Business.

(b)          The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery by the Company of this Agreement, and the performance by the Company of its obligations under this Agreement, have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms and conditions, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and except as such enforceability is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

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(c)          The Company owns all of the issued and outstanding capital stock of Jayco, Inc., an Indiana corporation, which in turn owns all of the issued and outstanding capital stock of Highland Ridge RV, Inc., an Indiana corporation, and Premium Custom Painting Co., an Indiana corporation, (Jayco, Inc., Highland Ridge RV, Inc. and Premium Custom Painting Co. are collectively referred to as the “Subsidiaries” and individually referred to as a “Subsidiary”). No transfer restrictions prohibit the transfer of the Shares of Company and all equity securities of the Subsidiaries contemplated herein, except for the restrictions identified on Schedule 2.7, all of which shall be terminated or waived before or effective as of the Closing. Each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Indiana. Each Subsidiary is duly authorized to conduct business and is in good standing as a foreign corporation under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Each Subsidiary has all requisite corporate power and authority to carry on the Business.

Section 2.2    Capitalization. Schedule 2.2 sets forth a true, correct and complete list of the Company’s and each Subsidiary’s authorized, issued and outstanding equity interests and interests convertible into or exchangeable for such equity interests, including voting equity and non-voting equity. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, anti-dilution rights, preemptive rights, rights of first refusal, exchange rights or other Contracts that would require the Company or any Subsidiary to issue, sell or otherwise cause to become outstanding any Shares or other equity securities of the Company or any Subsidiary. Except as set forth on Schedule 2.2, there are no outstanding or authorized stock appreciation, phantom interests, profit participation or similar rights with respect to the Company or any Subsidiary. There are no voting trusts, proxies or other Contracts with respect to the voting of the Shares. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any equity interests or any warrants, options or other rights to acquire Shares or other equity interests of the Company, and has not, since January 1, 2013, repurchased or otherwise acquired or retired any equity interests or any warrants, options or other rights to acquire Shares or other equity interests of the Company. All of the outstanding Shares have been offered, issued, sold and delivered in compliance with applicable federal and state securities Laws and are not subject to any preemptive right or right of first refusal. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for equity interests having the right to vote) with the holders of Shares on any matter.

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The Sellers represent and warrant that each of the following facts stated in this Section 2.2 are true and correct as of January 1, 2013 up to and including the Closing Date. The capital of the Company is divided into three classes of securities: (i) 745.5 Shares with special voting rights that entitle the holders to 30 votes for each Share on certain specified matters, including the election of directors, (ii) 113,500 Shares of voting shares that entitle each holder to one vote per share, and (iii) 2,534,561.5 non-voting Shares. No single Company shareholder controls more than ⅓ of the votes necessary to elect Company directors. The Purchase Price is for all Shares of the Company, voting and non-voting, with no special allocation to any class of Shares. The total amount of the Purchase Price allocated to the voting Shares of the Company shall be equal to no more than 4.32% of the Purchase Price.

Section 2.3    Noncontravention. Except as set forth in Schedule 2.3, neither the execution and the delivery of this Agreement, nor the performance by the Company of its obligations under this Agreement, will: (a) violate any provision of the Organizational Documents of the Company or any Subsidiary; (b) violate any Law or Order to which the Company or any Subsidiary is subject; (c) conflict with, result in a breach of, constitute (with or without notice or lapse of time or both) a default under, result in the acceleration of, create (with or without notice or lapse of time or both) the right to accelerate, terminate, modify or cancel or require any notice under any Material Contract; or (d) result in the imposition of any Encumbrance (other than Permitted Encumbrances) upon any material Asset. Except for any notices, filings, authorizations, consents or approvals of any Governmental Body obtained prior to Closing, and subject to and in reliance on Section 4.3, the Company is not required by Law, Contract or otherwise to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

Section 2.4    Ownership Interests. Except for the Subsidiaries and the Excluded Assets Entity, the Company does not have any subsidiaries or own, directly or indirectly, any stock, partnership interest, joint venture interest or other equity interest in any other Person.

Section 2.5    Title to Assets. The Company or the Subsidiaries owns good and valid title to, or a valid leasehold interest in, all of the material tangible assets (including but not limited to those reflected on the Recent Balance Sheet), used or held for use in, and material to the operation of, the Business as conducted prior to the date of this Agreement (the “Assets”), free and clear of all Encumbrances, other than Permitted Encumbrances. The Assets are in good operating condition and repair in all material respects, reasonable wear and tear excepted. Such Assets are sufficient for the continued and normal conduct of the Business as conducted by the Company prior to Closing. Certain Assets are excluded from the transactions contemplated under this Agreement as defined in Article 7 of this Agreement. No liabilities associated with those Excluded Assets shall be transferred to the Buyer, the Company, or the Company’s Subsidiaries.

Section 2.6   Financial Statements and Financial Matters. Attached as Schedule 2.6 are the following consolidated financial statements (collectively, the “Financial Statements”): (i) audited balance sheets of Jayco, Corp., and its wholly-owned subsidiary Jayco, Inc. and its wholly-owned subsidiaries Highland Ridge RV, Inc. and Premium Custom Painting Co., and also an affiliate GEN23, Corp. and its wholly-owned subsidiary Jayco International Sales, Inc. (the “Consolidated Group”) as of December 31, 2013, December 31, 2014 and December 31, 2015 and the related audited statements of income, cash flows and shareholders’ equity for each of the years then ended (each, “Annual Financial Statements”); and (ii) an unaudited balance sheet of the Consolidated Group as of May 31, 2016 (the “Recent Balance Sheet”) and the related unaudited statement of income for the five-month period ended May 31, 2016 (together with the Recent Balance Sheet, the “Interim Financial Statements”). Except as set forth on Schedule 2.6, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by them and the Financial Statements present fairly in all material respects the financial position of the Consolidated Group as of such dates and the results of operations of the Consolidated Group for such periods; provided, however, that the Interim Financial Statements are subject, where applicable, to normal period-end adjustments, audit adjustments (none of which would be material to the Interim Financial Statements), and omit footnotes and other presentation items required by GAAP.

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Section 2.7    Events Subsequent to Annual Financial Statements. Except as set forth on Schedule 2.7, since December 31, 2015:

(a)          the Company and each Subsidiary has conducted its business activities in the Ordinary Course of Business;

(b)          there has not been a Company Material Adverse Effect or any event or circumstance that, to the actual knowledge of the Sellers, Company, and Subsidiaries, could result in a Company Material Adverse Effect;

(c)          neither the Company nor any Subsidiary has sold, leased, transferred, disposed of, abandoned or assigned any of its Required Governmental Authorizations or Assets that are material to the Business as currently conducted, other than (i) inventory, supplies and other Assets sold or used in the Ordinary Course of Business and (ii) equipment or other Assets that become obsolete or that are damaged or otherwise replaced;

(d)          there has not been any change in the Organizational Documents of the Company or any Subsidiary;

(e)          (i) neither the Company nor any Subsidiary has issued, sold or otherwise disposed of any of the Shares or other equity interests or securities of the Company or any Subsidiary; (ii) granted, or entered into any agreements to grant, any options, warrants, puts, calls, subscriptions, rights, claims, commitments or other rights of any character relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any Shares or other equity interests or securities of the Company or any Subsidiary; or (iii) entered into any agreements to modify the rights of any of the Company’s Shares or other equity interests or securities of the Company or any Subsidiary;

(f)          except for all cash dividends paid in full prior to Closing and except for tax-related distributions provided for in this Agreement, and except as set forth on Schedule 2.7 (including distributing the Excluded Real Estate) neither the Company nor any Subsidiary has declared, set aside or paid any dividend or made any distribution with respect to the Shares, or other equity interests and securities of the Company or any Subsidiary or redeemed, purchased or otherwise acquired any of the Shares or other equity interests or securities of the Company or any Subsidiary;

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(g)          neither the Company nor any Subsidiary has made any loan to, or entered into any other transaction (other than a transaction relating to the payment of compensation and benefits or in any other way related to employment, all of which are ordinary and consistent with past practices of the Company) with, any of its shareholders, directors, officers or employees (or any Affiliate of any of them);

(h)          neither the Company nor any Subsidiary has modified its cash management activities (including the timing of, invoicing and collection of receivables and the accrual and payment of payables and other current liabilities) or modified the manner in which the Books and Records of the Company or any Subsidiary are maintained other than in the Ordinary Course of Business;

(i)          neither the Company nor any Subsidiary has made or changed any election, changed any annual accounting period, adopted or changed any material accounting method, policy or practice, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment relating to the Company or any Subsidiary, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Subsidiary, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of the Company or any Subsidiary for any period ending after the Closing Date or materially decreasing any Tax attributes of the Company or any Subsidiary existing on the Closing Date;

(j)          neither the Company nor any Subsidiary has made any material change to the Company’s or any Subsidiary’s accounting methods, principles or practices that materially affects the reporting of assets, liabilities or results of operations, except as required by any change in GAAP or applicable Law which are disclosed on Schedule 2.7(j);

(k)          neither the Company nor any Subsidiary has engaged in any merger, consolidation, liquidation, dissolution or similar transaction or filed a petition in bankruptcy under any provision of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(l)          neither the Company nor any Subsidiary has created, incurred, assumed or otherwise become liable, or agreed to create, incur, assume or otherwise become liable with respect to, any Indebtedness or granted any Encumbrance with respect to the Assets other than in the Ordinary Course of Business, all of such transactions in excess of $50,000 are disclosed on Schedule 2.7(l);

(m)          neither the Company nor any Subsidiary has made any loan to any third party or related party other than trade payables in the Ordinary Course of Business;

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(n)          neither the Company nor any Subsidiary has entered into or materially amended any collective bargaining agreement, labor contract, or other Contract with any labor organization or union;

(o)          neither the Company nor any Subsidiary has effectuated a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees; and

(p)          neither the Company nor any Subsidiary has entered into any binding written agreement to do any of the foregoing.

Section 2.8   Undisclosed Liabilities. Except for Liabilities: (a) reflected on or reserved against on the Recent Balance Sheet; (b) disclosed or reflected in Schedule 2.8; (c) incurred in the Ordinary Course of Business since the date of the Recent Balance Sheet and which do not relate to or arise from any breach of Contract or violation of Law by the Company or any Subsidiary; (d) included in the calculation of Final Closing Date Tangible Net Assets or Closing Date Seller Transaction Expenses; or (e) arising under the transactions contemplated by this Agreement, neither the Company nor any Subsidiary will at the Closing have any Liabilities.

Section 2.9    Legal Compliance.

(a)          Except as set forth in Schedule 2.9(a), the Company and Subsidiaries have all material Governmental Authorizations required to conduct the Business as currently conducted (collectively, the “Required Governmental Authorizations”). Schedule 2.9(a) sets forth a true, correct and complete list of all Required Governmental Authorizations held by the Company and each of the Subsidiaries. Except as set forth on Schedule 2.9(a), the Company and each of the Subsidiaries is in compliance in all material respects with the Required Governmental Authorizations applicable to it. Neither the Company nor any Subsidiary has received any written notice from any Governmental Body regarding revocation, suspension or amendment of any Required Governmental Authorizations.

(b)          Except as set forth on Schedule 2.9(b), the Company and each of the Subsidiaries is in compliance in all material respects with any Order that is applicable to it., No written claims or charges have been made against the Company or any of the Subsidiaries or any of their respective officers, directors or employees (in their respective capacities as such) by or before any Governmental Body asserting that the Company or any Subsidiary is in material violation of any Required Governmental Authorization or Order.

(c)          Except as set forth in Schedule 2.9(c), the Company, its Subsidiaries, and the Sellers are, and at all times during the five (5) years preceding the Closing Date have been, in compliance with each Legal Requirement that is or was applicable to it or any of them or to the conduct or operation of its or their business or the ownership or use of any of its or their assets except, as it relates to the Company and its Subsidiaries for failure to so comply which would not have a Company Material Adverse Effect.

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Section 2.10   Tax Matters. Except as disclosed on Schedule 2.10:

(a)          The Company and each Subsidiary has timely filed all Tax Returns that it was required to file, and has timely paid all material Taxes due and owing (whether or not shown on any Tax Return). All such Tax Returns are true, correct and complete in all material respects when filed.

(b)          Neither the Company nor any Subsidiary or Seller has received from any foreign, federal, state or local Tax Authority any written: (i) notice indicating an intent to open an audit or other review; or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Tax Authority against the Company or any Subsidiary.

(c)          Neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(d)          Neither the Company nor any Subsidiary has failed to withhold any material amounts of Taxes required under applicable Law to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, customer, client or other third party.

(e)          There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any Assets of the Company or any of the Subsidiaries.

(f)          Neither the Company nor any Subsidiary has requested or received a ruling, technical advice memorandum or similar ruling or memorandum from any Tax Authority or signed a closing or other agreement with any Tax Authority.

(g)          Neither the Company nor any Subsidiary, nor any of their respective predecessors: (i) has since the date of the Company’s election to be treated as an S Corporation effective December 1, 1999, been a member of a combined, consolidated, affiliated or unitary group for income Tax purposes or (ii) has made any currently applicable election or is currently participating in any arrangement whereby any income Tax liability or any income Tax asset of the Company was determined or taken into account for income Tax Purposes with reference to or in conjunction with any income Tax liability or income Tax asset of any other person or entity; or (iii) has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract or otherwise.

(h)          Neither the Company nor any Subsidiary is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation Contract, or any other contractual obligation to pay the Tax obligation of another Person or to pay the Tax obligations with respect to transactions relating to any other Person.

(i)          Neither the Company nor any Subsidiary has ever been a party to any “reportable transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulations Section 1.6011-4.

(j)          The Company is a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any corresponding provisions of state or local Tax law), and has maintained such status consistently since such election and will be an S corporation up to and including the Closing Date. The Subsidiaries are qualified subchapter S subsidiaries of the Company.

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(k)          Neither the Company nor any Subsidiary has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and each Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

(l)          No claim has been made in writing or to Sellers’ Knowledge, any question or inquiry made, whether in writing or verbally, by a taxing authority in a jurisdiction where the Company does not file Tax Returns to the effect that the Company is or may be subject to taxation by that jurisdiction.

(m)          The Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with all applicable information reporting and Tax withholding requirements under applicable Tax laws.

(n)          The Company has disclosed on its federal income Tax Return all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(o)          The Company has never had a permanent establishment in any country other than the United States, or has engaged in a trade or business in any country other than the United States that subjected it to Tax in such country.

(p)          All individuals working for the Company and Subsidiaries have been properly classified as an employee or an independent contractor.

(q)          The Company utilizes good faith efforts to maintain on file substantially all Tax-free reseller exemption certificates for sales Tax purposes for those customers for which sales tax was not collected.

(r)          The Company is not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(s)          The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)          change in method of accounting pursuant to code section 481(a) for a taxable period ending on or prior to the Closing Date;

(ii)         “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

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(iii)        intercompany transactions or any excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv)         installment sale or open transaction disposition made on or prior to the Closing Date;

(v)          prepaid amount received on or prior to the Closing Date; or

(vi)         discharge of indebtedness income pursuant to Code Section 108(i).

(t)          The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361.

Section 2.11   Real Property.

(a)          Schedule 2.11(a) sets forth a list of each parcel of real property owned by Company or any Subsidiary (collectively, the “Owned Real Property”) and identifies the record owner. Company or a Subsidiary has good, marketable and valid fee simple title to all of the Owned Real Property, free and clear of all Encumbrances except for Permitted Encumbrances. Schedule 2.11(a)(i) identifies certain parcels of the Owned Real Property that will be transferred out of the Company or a Subsidiary before the Closing, and will not be owned by Company or any Subsidiary as of the Closing (the “Excluded Real Estate”). The representations and warranties of this Section 2.11 do not relate to the Excluded Real Estate.

(b)          Except as set forth on Schedule 2.11(b), none of the Company nor any Subsidiary has an option to acquire any real property or has leased or otherwise granted to any Person (other than another Subsidiary) the right to use or occupy any Owned Real Property.

(c)          Schedule 2.11(c) sets forth the address of each parcel of Leased Real Property and a true and complete list of all Leases for each such Leased Real Property. With respect to each Lease, except as set forth on Schedule 2.11(c):

(i)          such Lease is legal, valid, binding, enforceable and in full force and effect against the Company or Subsidiary, as the case may be, and to Sellers’ Knowledge, each other party to them;

(ii)         such Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following Closing;

(iii)        the sale of the Shares contemplated by this Agreement does not require the consent of any other party to such Lease;

(iv)         neither the Company nor any Subsidiary nor, to Sellers’ Knowledge, any other party to such Lease is in breach or default under such Lease, and, to Sellers’ Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would give rise to any material modification, acceleration, payment, cancellation or termination that is adverse to the Company or Subsidiaries, as the case may be, under such Lease, or in any manner release any party to them, from material any obligation owed to the Company or Subsidiary, as the case may be, under such Lease; and

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(v)          the rent set forth in such Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to rent or other lease terms.

(d)         Each and every parcel of real property which the Company and/or any Subsidiary utilizes to operate the Business is listed on Schedule 2.11(a) or Schedule 2.11(c).

Section 2.12   Intellectual Property.

(a)        Capitalized terms used herein shall have the meanings set forth in this Section 2.12.

(i)          “Company Intellectual Property” means all Intellectual Property that is owned by the Company or any of its Subsidiaries.

(ii)         “Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound.

(iii)        “Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (A) issued patents, patent applications (whether provisional or non-provisional), and patent disclosures, together with divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, restorations, and all other rights associated with any of the foregoing, and other Governmental Body-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); trademarks, service marks, brands, certification marks, slogans, logos, trade dress, trade names, and other similar indicia of source or origin, together with all translations, adaptions, derivations, combinations, applications for registration, registrations, renewals and the goodwill connected with the use of and symbolized by any of the foregoing (“Trademarks”); copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing and all moral rights and any other rights associated with the foregoing (“Copyrights”); Internet domain names and social media accounts or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; industrial designs, and all patents, registrations, applications for registration, and renewals thereof; trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, data compilations and collections, tools, methods, processes, techniques, drawings, plans, designs, layouts, specifications, protocols, formulae, algorithms, compositions, industrial models, architectures, ideas and other confidential and proprietary information and all rights therein (“Trade Secrets”); Software; and all other intellectual or industrial property and proprietary rights.

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(iv)         “Licensed Intellectual Property” means all Intellectual Property in which the Company or any of its Subsidiaries holds any rights or interests granted by other Persons.

(b)          Schedule 2.12 contains a correct, current, and complete list of: (i) all Company Intellectual Property that is subject to any issuance, registration, or application by or with any Governmental Body or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including issued Patents, registered Trademarks, domain names, and registered Copyrights, and pending applications for any of the foregoing, (ii) all unregistered Trademarks included in the Company Intellectual Property used in and material to the Business as currently conducted; (iii) all proprietary Software of the Company and its Subsidiaries (if any); and (iv) all other Company Intellectual Property used in and material to the Business as currently conducted.

(c)          Schedule 2.12 further contains a correct, current, and complete list of all Company IP Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Company IP Agreements: (i) under which the Company or any of its Subsidiaries is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which the Company or any of its Subsidiaries is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person (other than commercial off-the-shelf software that is made available for a total cost of less than $25,000); and (iii) which otherwise relate to the Company’s ownership or use of Intellectual Property, in each case identifying the Intellectual Property covered by such Company IP Agreement. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments, and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company or its Subsidiary that is party thereto in accordance with its terms and is in full force and effect. Neither the Company, its Subsidiaries, nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.(d) The Company or one of its Subsidiaries is the sole and exclusive legal and beneficial (and with respect to the Intellectual Property Registrations, record) owner of all right, title, and interest in and to the Company Intellectual Property, and, except as set forth in Schedule 2.2, has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business of the Company and its Subsidiaries as currently conducted, without the payment of any royalties or other amounts to any other Person, and, in each case, free and clear of all Encumbrances other than Permitted Encumbrances. All assignments and other instruments necessary to establish, record, and perfect the Company’s ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and, if applicable, filed with the relevant Governmental Bodies and authorized registrars. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Company’s or its Subsidiaries’ right to own or use any Company Intellectual Property or Licensed Intellectual Property.

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(d)          Except as set forth in Schedule 2.12, (i) all of the Company Intellectual Property and Licensed Intellectual Property is valid and enforceable and is held of record in the Company’s or a Subsidiary’s name; and (ii) all Intellectual Property Registrations are subsisting and in full force and effect and are held of record in the Company’s or a Subsidiary’s name. The Company and each of its Subsidiaries have taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included therein. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Bodies and authorized registrars, and Seller has informed Buyer of any required filings and fees related to the Intellectual Property Registrations which are subject to deadlines occurring within 30 days following closing.

(e)          The conduct of the Company’s and its Subsidiaries’ businesses as currently and formerly conducted, and the products, processes, and services of the Company and its Subsidiaries, have not infringed, misappropriated, or otherwise violated, and do not infringe, misappropriate, or otherwise violate, the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Company Intellectual Property or Licensed Intellectual Property. Within the immediate past six (6) years, neither the Company nor any Subsidiary has received any written notice with respect to any alleged infringement, misappropriation, or any other violation of any Intellectual Property or other rights of any Person.

(f)          Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the imposition of any lien on or licensed of the Buyer’s Intellectual Property.

(g)          There are no Proceedings (including any legal actions, opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or threatened (including in the form of offers to obtain a license), (i) alleging any infringement, misappropriation, or other violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registerability, patentability, or ownership of any Company Intellectual Property or Licensed Intellectual Property or the Company’s or any of its Subsidiaries’ right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company or any of its Subsidiaries, or by the owner of any Licensed Intellectual Property, alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. Neither Seller nor the Company is aware of any facts or circumstances that could reasonably be expected to give rise to any such Legal Action. The Company and its Subsidiaries are not subject to any outstanding or prospective Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the ownership or use of any Company Intellectual Property or Licensed Intellectual Property.

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(h)          Schedule 2.12 contains a correct, current, and complete list of all websites and social media accounts used in the Company’s and its Subsidiaries’ businesses. Seller has provided Buyer with all user names and passwords associated with the Company’s and its Subsidiaries’ websites and social media accounts. The Company and each of its Subsidiaries have complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to their use of any social media platforms, sites, or services (“Platform Agreement”), and there are no Proceedings, audits, or investigations, whether settled, pending, or threatened, alleging any (i) breach or other violation of any Platform Agreement by the Company or any of its Subsidiaries; or (ii) defamation, violation of publicity or privacy rights of any Person, or any other violation by the Company or any of its Subsidiaries in connection with their use of social media.

Section 2.13   Contracts.

(a)         Schedule 2.13(a) lists the following Contracts to which the Company or a Subsidiary is a party as of the date of this Agreement (collectively, the “Material Contracts”):

(i)          any Contract that involves the expenditure or receipt of more than $250,000 annually that is not terminable by the Company or a Subsidiary without penalty on notice of 90 days or less, other than purchase orders for inventory and sale of products or services in the Ordinary Course of Business;

(ii)         any Contract with a Material Customer or Material Vendor, but excluding, in each case, purchase or sale orders (and any related terms and conditions) entered into in the Ordinary Course of Business;

(iii)        any Contract related to Closing Date Debt;

(iv)         any Contract that: (A) contains a non-competition covenant by the Company or a Subsidiary in any line of business or in any geographical area in the world; or (B) grants exclusivity of the marketing, distribution or sale of any of the products of the Company or a Subsidiary to any Person;

(v)          any severance agreement, non-compete, confidentiality, change of control bonus or similar agreement with or by employees of the Company or a Subsidiary (other than standard Contracts containing non-compete, confidentiality or trade secret provisions benefitting the Company or a Subsidiary that do not contain any severance, change of control bonus or similar arrangements) and any written employment agreement (other than offer letters) or any verbal agreement with any exempt employee providing annual compensation in excess of Seventy-Five Thousand Dollars ($75,000.00) or providing for any right to severance payments or providing other form of employment or post-employment benefits;

(vi)         any Contract with a Seller or any of their respective Affiliates;

(vii)        any Contract concerning the sale or acquisition (by merger, purchase or sale of assets or stock or otherwise) of all or a portion of a business or assets relating to a business;

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(viii)       any Contract concerning a partnership or joint venture;

(ix)         any Contract that provides for capital expenditures in excess of $250,000, for any single project, or in excess of $500,000, in the aggregate;

(x)          any Contract to which the Company or any Subsidiary is a party for borrowed money or any guaranty of any indebtedness other than trade debt incurred by the Company or any Subsidiary in the Ordinary Course of Business;

(xi)         any Contract that requires the Company or a Subsidiary to purchase its fixed requirements of any product from a third party;

(xii)        any Contract that directly or indirectly personally benefits a Seller;

(xiii)      any Contract which provides the counterparty with a power of attorney to bind the Company or a Subsidiary; and

(xiv)        Each amendment to any of the foregoing.

(b)         (i) Each Material Contract is legal, valid, binding and enforceable and in full force and effect against the Company or Subsidiary, as the case may be; (ii) neither the Company nor any Subsidiary, nor, to Sellers’ Knowledge, any other party to a Material Contract, is in breach or default in any material respect and, to Sellers’ Knowledge, no event has occurred which with notice or lapse of time would constitute such a material breach or default by Company or Subsidiaries or permit termination, modification or acceleration, under any Material Contract; (iii) except in the Ordinary Course of Business, neither the Company nor any Subsidiary has received written notice that any party to a Material Contract intends to cancel, not renew or terminate such Material Contract or to exercise or not exercise any option under such Material Contract and, to Sellers’ Knowledge, no party to a Material Contract intends to cancel, not renew or terminate such Material Contract outside the Ordinary Course of Business; (iv) no Material Contract is subject to cancellation or termination or is otherwise impaired as a consequence of this transaction; and (v) except for the contracts referred to in Section 2.13(c), no change in control provision contained in any contract, including employment-related contracts, shall result in the creation of any obligation or expedite or otherwise make payable on any accelerated basis an existing obligation under any such contract.

(c)          Company and Sellers have offered certain Transaction and Retention Agreements, certain Incentive Compensation Agreements, and certain other compensation agreements and/or arrangements that may accelerate as a consequence of the transaction contemplated herein (the “Transaction Compensation Agreements”). Company and Sellers represent that all such obligations under Transaction Compensation Agreements (i) that are payable at Closing shall be paid by Company and Sellers in connection with the Closing hereof and shall be treated as a pre-Closing expense of the Company, and (ii) that any such obligations that may become payable after the Closing of this transaction are fully accrued net of Buyer’s assumed tax rate (i.e., 36%) as a payable expense and credited against the Tangible Net Assets of the Company.

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(d)          The Company has made available to Buyer true, correct and complete copies of all written Material Contracts listed on Schedule 2.13(a), and a written summary of any oral Material Contracts listed on Schedule 2.13(a), if any.

Section 2.14   Insurance. A complete list, as of the date of this Agreement, of all Insurance policies (the “Insurance Policies” and each an “Insurance Policy”) held by the Company or any Subsidiary covering any of its properties or assets is contained in Schedule 2.14. No further premiums or payments will be due under such Insurance Policies after the Closing with respect to periods prior to the Closing (except to the extent accrued for in Final Closing Date Tangible Net Assets). Neither the Company nor any Subsidiary is in default with respect to its obligations under any Insurance Policies. Except for Insurance Policies that have expired and have been replaced in the Ordinary Course of Business, no Insurance Policy has been cancelled within the last two years and, to Sellers’ Knowledge, no threat has been made to cancel any Insurance Policy during such period. True and complete copies of such Insurance Policies have been made available to Buyer.

Section 2.15   Litigation.

(a)          There are no Proceedings pending or, to Sellers’ Knowledge, threatened (i) challenging the legality, validity or enforceability of this Agreement or the consummation of the transaction provided for in it, or (ii) by or before any Governmental Body which would individually or in the aggregate reasonably be expected to materially impair the ability of the Company or any Subsidiary (taken as a whole) to conduct the Business as currently conducted.

(b)          Schedule 2.15(b) includes a brief summary description of all material Proceedings by or before any Governmental Body involving the Company or any Subsidiary which are pending or have been resolved since January 1, 2014 and any current and unresolved material claims against the Company and/or any Subsidiary.

(c)          Except as set forth on Schedule 2.15(c), there is no unsatisfied or unpaid judgment, order, or decree applicable to the Company or any Subsidiary or any outstanding injunction applicable to the Company or any Subsidiary.

Section 2.16    Employees.

(a)          Schedule 2.16(a) sets forth a true, correct and complete list as of the date specified in such Schedule showing each employee of the Company and each Subsidiary. With respect to each employee of the Company or a Subsidiary, as the case may be, Schedule 2.16(a) contains the name, job title, whether classified as exempt or non-exempt for wage and hour purposes, date of hire, annual base salary, whether paid on a salary, hourly or commission basis and annual bonus and commission potential.

(b)         Except as set forth on Schedule 2.16(b):

(i)          neither the Company nor any Subsidiary has been party to or bound by any collective bargaining Contract, labor Contract or other Contract with any union or labor organization covering wages, hours or terms or conditions of employment;

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(ii)         there is no pending labor strike, work stoppage or lockout or, to Sellers’ Knowledge, other material labor dispute affecting the Company or any Subsidiary or, to the Seller’s Knowledge, is there any labor organization or union effort currently being undertaken at any of its operating facilities;

(iii)        neither the Company nor any Subsidiary is delinquent in any payments for any wages, salaries, commissions, bonuses, fees or other compensation due with respect to any products sold to it or services performed for it to the date of this Agreement;

(iv)         there are no grievances, complaints or charges with respect to employment or labor matters (including allegations of employment discrimination, retaliation or unfair labor practices) pending or threatened in writing against the Company, any Subsidiary or any Seller in any judicial, regulatory or administrative forum (excluding (A) routine employee complaints, workers compensation, unemployment and similar routine or claims and (B) complaints or grievances which are not material, individually or in the aggregate, in nature or amount to the Company and Subsidiaries, taken as a whole); and

(v)          the Company, each Subsidiary and each Seller are and have been in compliance in all material respects with all Legal Requirements pertaining to the employment of employees., including but not limited to, the requirements of the Immigration Reform Control Act of 1986.

Section 2.17    Employee Benefits.

(a)          Schedule 2.17 lists each material Employee Benefit Plan that the Company or any ERISA Affiliate maintains or to which the Company or any ERISA Affiliate contributes.

(b)          Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Employee Benefit Plan for any period for which such Employee Benefit Plan would not otherwise be covered by an IRS determination and, to Sellers’ Knowledge, no event has occurred that would cause any Employee Benefit Plan to lose such qualification.

(c)          Each Employee Benefit Plan is and has been operated in material compliance with applicable Laws and is and has been administered in all material respects in accordance with applicable Laws and with its terms. No Proceeding is pending or, to Sellers’ Knowledge, threatened with respect to any Employee Benefit Plan or any fiduciary or service provider of any Employee Benefit Plan, other than claims for the payment of benefits in the ordinary course of business. All payments and/or contributions required to have been made with respect to all Employee Benefit Plans either have been made or have been accrued or are being administered in accordance with the terms of the applicable Employee Benefit Plan and applicable Law.

(d)          Neither the Company nor any ERISA Affiliate has ever maintained any Employee Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multi-Employer Retirement Plan, and neither the Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

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(e)          Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (each, a “NQDC Plan”) has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance. No payment to be made under any Employee Benefit Plan is, or to Sellers’ Knowledge will be, subject to the penalties of Section 409A(a)(1) of the Code.

(f)          No Employee Benefit Plan is subject to the Laws of any jurisdiction outside the United States.

(g)          Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by it will (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates; (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Company or an ERISA Affiliate.

Section 2.18    Environmental.

(a)          For purposes of this Agreement, the following terms have the meanings provided below:

(i)          “CERCLA” means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

(ii)         “Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

(iii)        “Environmental Law” means any and all Laws regulating or imposing standards of liability or standards of conduct concerning air, water, solid waste, hazardous waste, Materials of Environmental Concern, worker and community right-to-know, hazard communication, noise, radioactive material, resource protection, health protection and similar environmental health and safety concerns (including, without limitation, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, CERCLA, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Occupational Safety and Health Act, and any and all Laws or directives of a Governmental Body pertaining to (A) treatment, storage, disposal, or generation of Materials of Environmental Concern; (B) air, water and noise pollution; (C) groundwater and soil contamination; (D) the Release or threatened Release into the Environment of Materials of Environmental Concern, including without limitation emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; and (E) underground and other storage tanks or vessels.

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(iv)         “Environmental Matters” means any legal obligation or liability arising under Environmental Law or common law with respect to the Environment or Materials of Environmental Concern.

(v)          “Environmental Reports” means the environmental site assessments identified on attached Schedule 2.18(a), and any reports or investigations conducted by or at Buyer’s request.

(vi)         “Materials of Environmental Concern” means any hazardous substance, pollutant or contaminant (including any admixture or solution thereof), oil, petroleum and petroleum products.

(vii)        “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

(b)         Except as disclosed in Schedule 2.18(b), (i) the Company and each Subsidiary is and has been in compliance in all material respects with all applicable Environmental Laws and (ii) neither the Company nor any Subsidiary has received any written notice, or to Sellers’ Knowledge, any other notice, from a Governmental Body alleging violation of Environmental Laws which remains pending or unresolved and which if determined adversely to Company or such Subsidiary would, individually or in the aggregate, reasonably be expected to adversely affect the Company and Subsidiaries (taken as a whole) in any material respect.

(c)         Each of Company and the Subsidiaries possesses all material Governmental Authorizations required to be held under applicable Environmental Laws for Company and Subsidiaries to conduct the Business as currently conducted.

(d)         No release of any Hazardous Substance to the Environment by Company or any of the Subsidiaries has occurred at or on any Owned Real Property or any Leased Real Property that is in a quantity or concentration has resulted or would reasonably be expected to result in any material Environmental Liability to Company or a Subsidiary. To the Seller’s Knowledge, no Hazardous Substance has been generated, emitted, transported, stored, treated or disposed of, released or handled by Company or any of the Subsidiaries in violation of any Environmental Law that would reasonably be expected to result in any material Environmental Liability to Company or a Subsidiary.

(e)         No release of any Hazardous Substance to the Environment by Company or any of the Subsidiaries has occurred at or on any real property formerly owned or leased by Company or any of the Subsidiaries that is in a quantity or concentration has resulted or would reasonably be expected to result in any material Environmental Liability to Company or a Subsidiary.

Section 2.19   Affiliate Transactions. Except as set forth on Schedule 2.19, no shareholder, director, Seller, or other Affiliate of the Company (including any of the Subsidiaries) or any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”), is a party to any Contract or transaction with the Company or any Subsidiary or which pertains to the Business or has any interest in any Asset used in and material to the operation of the Business as currently conducted. Schedule 2.19 describes all affiliated services provided to or on behalf of the Company or any Subsidiary by any Insider and to or on behalf of any Insider by the Company or any Subsidiary and all affiliate transactions or Contracts between the Company or any Subsidiary, on the one hand, and any Insider, on the other hand.

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Section 2.20   Vendors. Schedule 2.20 lists by entity the: (a) twenty largest vendors to Company and to Subsidiaries as a whole by expenditure for the 5-month period ending May 31, 2016 (such vendors, the “Material Vendors”); and (b) twenty largest vendors to Company and to Subsidiaries as a whole by expenditure for the calendar year ending December 31, 2015. No Material Vendor has canceled or terminated in writing, or, to Sellers’ Knowledge, threatened in writing, or in Sellers’ good faith judgment, made a bona fide credible threat other than in writing to cancel or terminate, its relationship with the Company or any Subsidiary. Neither the Company nor any Subsidiary is involved in any material dispute or controversy with any of its Material Vendors.

Section 2.21   Customers. Schedule 2.21 lists by entity the: (a) twenty largest customers of Company and Subsidiaries as a whole by revenue for the 5-month period ending May 31, 2016 (such customers, the “Material Customers”); and (b) twenty largest customers of Company and Subsidiaries as a whole by revenue for the calendar year ending December 31, 2015. No Material Customer has canceled or terminated in writing or, to Sellers’ Knowledge, threatened in writing or in Sellers’ good faith judgment, made a bona fide credible threat other than in writing to cancel or terminate, its relationship with the Company or any Subsidiary or within the past 12 months materially reduced the amount of products or services purchased from the Company or any Subsidiary (disregarding changes in the Ordinary Course of Business) and, to Sellers’ Knowledge, no Material Customer has notified the Company or any Subsidiary in writing or in Seller’s good faith judgment, made a bona fide credible threat other than in writing that it has any intention to do so. Neither the Company nor any Subsidiary is involved in any material dispute or controversy with any of its Material Customers.

Section 2.22    Illegal Payments; FCPA. Neither the Company nor any of the Subsidiaries nor the Sellers nor any of their respective Affiliates, nor any director, officer, agent, employee or other Person acting on behalf of the Company or any of the Subsidiaries or in respect of the Business has, directly or indirectly, violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any such other applicable anti-bribery Laws, including by: (a) the use of any funds of the Company or any Subsidiary for unlawful contributions, gifts, entertainment or other expenses; (b) making any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any Subsidiary; or (c) making or receiving any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

Section 2.23   Broker’s Fees. Neither the Company, any of the Subsidiaries, Sellers nor anyone acting on their behalf has incurred or will incur any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or other Transaction Documents for which Buyer or, if Closing occurs, the Company or any Subsidiary will be liable. Sellers will be responsible for any unpaid fees and expenses due to the Financial Advisor related to the transactions contemplated by this Agreement.

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Section 2.24   Bank Accounts. Schedule 2.24 includes complete and accurate listing of all bank accounts by institution, account number, account type, and names all of account signators and/or others who have legal right to access such accounts used by the Company and/or any Subsidiary in the conduct of the Business.

Section 2.25   Defects. Except for ordinary course warranty claims (for which an adequate reserve in accordance with GAAP is established), there are no defects that would, in the aggregate, have a Company Material Adverse Effect, whether known or unknown, existing in any units manufactured by the Company and/or its Subsidiaries (or any predecessor entity for which the Sellers, the Company, and/or its Subsidiaries have liability) upon which any valid legal claim may be made against the Buyer, the Company, and/or the Subsidiaries after Closing.

Section 2.26   No Other Representations or Warranties. Other than the representations and warranties expressly made by Sellers in this Article 2 or Article 3 (such representations and warranties collectively, the “Seller Express SPA Representations”), Sellers have not made, and will not be deemed to have made, any representation or warranty in connection with this Agreement or the transactions contemplated by it.

Article 3
Representations And Warranties REGARDING SELLERS

Subject to the exceptions and qualifications set forth in the Disclosure Schedule (the applicability of which shall be determined in accordance with the first paragraph of Article 2 and the provisions of the Disclosure Schedule), each Seller, severally and not jointly, makes the following additional representations and warranties to Buyer.

Section 3.1    Authorization. Such Seller has the legal capacity or the requisite power and authority (as applicable) to execute and deliver this Agreement and each Transaction Document to which such Seller is a party and to perform such Seller’s obligations under this Agreement and under such Transaction Documents. If a trust, the execution and delivery by such Seller of this Agreement and each Transaction Document to which it is a party, and the performance by such Seller of its obligations under this Agreement and under such Transaction Documents, have been duly authorized by all requisite trust action. This Agreement has been, and each Transaction Document to which such Seller is a party will be, duly executed and delivered by such Seller and constitutes, or will constitute, the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and except as such enforceability is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.2    Noncontravention. Neither the execution and the delivery of this Agreement by such Seller, nor the performance of such Seller’s obligations under it, will, with or without the giving of notice or passage of time (or both): (a) violate any Law or Order to which such Seller is subject; (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify or cancel or require any notice under any Contract or other arrangement to which such Seller is a party or by which such Seller is bound or to which any of such Seller’s assets are subject; or (c) result in the creation or imposition of any Encumbrance upon the Shares to be purchased from such Seller pursuant to this Agreement. Such Seller is not required by Law, Contract or otherwise to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

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Section 3.3    Shares. Such Seller has record and beneficial ownership of the Shares set forth opposite such Seller’s name on Schedule 3.3. Such Seller is not a party to any option, warrant, purchase right or other Contract other than this Agreement that requires such Seller to sell, transfer or otherwise dispose of any Shares, or that gives any other Person any rights with respect to the Shares owned by such Seller, except for agreements disclosed in Section 3.3 that will be waived or terminated before the Closing. Such Seller is not a party to any voting trust, proxy or other Contract with respect to the voting of any Shares. Each Seller represents and warrants that since January 1, 2013, there have been no transfer of shares by such Seller or any restructuring of the equity rights and interests of the shareholders of the Company or any of the Subsidiaries, except with respect to the Excluded Assets Entity as provided in Article 7.

Section 3.4    Proceedings. There are no Proceedings pending or, to such Seller’s knowledge, threatened against such Seller: (a) that question the validity of this Agreement or any action taken or to be taken by such Seller in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement; or (b) that, individually or in the aggregate, would reasonably be expected to adversely affect in any material respect the ability of such Seller to perform the obligations of such Seller under, and consummate the transactions contemplated by, this Agreement.

Section 3.5    Reliance. Such Seller acknowledges that, except as expressly set forth in Article 4, Buyer is not making and will not be deemed to have made, and such Seller is not relying on, any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, in connection with or with respect to the transactions contemplated in this Agreement. Any representations and warranties other than those expressly set forth in Article 4 are disclaimed by Buyer.

Section 3.6    Broker’s Fees. Neither such Seller nor anyone acting on such Seller’s behalf has incurred or will incur any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or other Transaction Documents for which Buyer or, if Closing occurs, the Company will be liable. Sellers will be responsible for any unpaid fees and expenses due to the Financial Advisor related to the transactions contemplated by this Agreement.

Section 3.7    Tax Matters. Such Seller is, and has at all times during its ownership of Shares been, a qualified subchapter S shareholder of the Company.

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Article 4
Representations And Warranties Of Buyer

Buyer makes the following representations and warranties to Sellers.

Section 4.1    Organization. Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Buyer has all requisite power and authority to carry on its businesses.

Section 4.2    Authorization. Buyer has the requisite power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party and to perform its obligations under this Agreement and under each Transaction Document. The execution and delivery by Buyer of this Agreement and each Transaction Document to which it is a party, and the performance by Buyer of its obligations under this Agreement and under each Transaction Document, have been duly authorized by all requisite organizational action. This Agreement has been, and each of the Transaction Documents to which Buyer is a party will be, duly executed and delivered by Buyer, as applicable, and constitutes, or will constitute, the valid and legally binding obligation of Buyer, as applicable, enforceable against Buyer in accordance with its terms and conditions, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and except as such enforceability is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3    Noncontravention. Neither the execution and delivery by Buyer of this Agreement and the Transaction Documents to which Buyer is a party nor the performance by Buyer of its obligations under this Agreement or under such Transaction Documents will, with or without the sending of notice or passage of time (or both): (a) violate any Law or Order to which Buyer is subject or any provision of their respective charter, bylaws or other governing documents; or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any Contract or other arrangement to which Buyer is a party or by which Buyer is bound or to which any of their assets are subject. Except for any notices, filings, authorizations, consents or approvals of any Governmental Body obtained prior to the Closing, Buyer is not required by Law, Contract or otherwise to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement. Based on the capitalization information contained in Schedule 2.2, Buyer has received communications from the Federal Trade Commission Premerger Notification Office indicating that no filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated under it, with respect to the transactions provided for in this Agreement.

Section 4.4    Proceedings. There are no Proceedings pending or, to the knowledge of Buyer, threatened against Buyer that: (a) question the validity of this Agreement or any action taken or to be taken by Buyer in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement; or (b) that, individually and in the aggregate, would reasonably be expected to adversely affect in any material respect the ability of Buyer to perform its obligations under and consummate the transactions contemplated by this Agreement.

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Section 4.5     Investment Intent. Buyer is acquiring the Shares for investment and not with a view to any resale or distribution of the Shares in violation of any applicable securities Laws.

Section 4.6     Solvency. Assuming: (a) that the representations and warranties of Sellers set forth in Article 2 and Article 3 are true and correct in all material respects as of Closing; and (b) that the Company and Subsidiaries will immediately prior to Closing be Solvent, then immediately following Closing, after giving effect to the transactions contemplated by this Agreement (including the Financing and the payment of all related fees and expenses), Buyer and the Company and Subsidiaries will be Solvent. No transfer of property is being made by (or at the direction of) Buyer, and no obligation is being incurred by (or at the direction of) Buyer, in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of the Subsidiaries.

Section 4.7    Inspection. Buyer is an informed and sophisticated Person and has engaged expert advisors experienced in the evaluation and acquisition of companies as contemplated under this Agreement. Buyer has undertaken such investigation as it deems necessary to enable Buyer to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the other Transaction Documents. Buyer and its Representatives have been afforded the opportunity to obtain additional information necessary to verify the accuracy of the representations and warranties made by Sellers under this Agreement or to otherwise evaluate the merits of the transactions contemplated by this Agreement and the other Transaction Documents. Buyer acknowledges that: (a) subject to timing restrictions and access restrictions, Sellers have given Buyer and its Representatives access to the Books and Records and the tangible assets of the Company and the Subsidiaries; and (b) there are uncertainties inherent in making and preparing any financial projection or forecast, written or oral, relating to the Company or any of the Subsidiaries or the Business delivered by or on behalf of Sellers, the Company or any of the Subsidiaries or their respective representatives to Buyer or its representatives, and that Buyer is familiar with such uncertainties.

Section 4.8    Broker’s Fees. Neither Buyer nor anyone acting on its behalf has incurred or will incur any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or other Transaction Documents for which either Seller (or if Closing does not occur, either Seller or the Company) will be liable.

Section 4.9    Reliance. Buyer acknowledges, consents and agrees to the limitations with respect to the representations and warranties of Sellers set forth in Section 2.26, including the disclaimer by Sellers of all representations and warranties other than the Seller Express SPA Representations. Without limiting the generality of the foregoing, Buyer specifically: (a) disclaims that it is relying upon or has relied upon (and acknowledges that Sellers have disclaimed) any representations or warranties of any kind, nature or description, whether express or implied, at Law or in equity, that may have been made by any Person in connection with or with respect to the transactions contemplated in this Agreement, the Shares, the Business, the Company, the Subsidiaries, the Sellers or otherwise or with respect to any information or documents (financial or otherwise) made available to Buyer or its Representatives (other than the Seller Express SPA Representations, but subject to the limitations and disclaimers set forth in Section 2.26), and acknowledges and agrees that Seller has specifically disclaimed and does specifically disclaim any such other representation or warranty; (b) disclaims any obligation or duty by Sellers, the Company, the Subsidiaries, their respective Affiliates or any other Person (and acknowledges that Sellers have disclaimed any obligation or duty of any such Person) to make any disclosures of fact not expressly required to be disclosed pursuant to the Seller Express SPA Representations; and (c) release and forever discharge the Sellers with respect to any and all Liabilities and claims relating to any representation, warranty, obligation or duty so disclaimed by Sellers.

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Section 4.10   No Knowledge of Misrepresentations or Omissions. None of Buyer or any of its Affiliates has: (a) any knowledge that any representation or warranty of Seller in this Agreement is not true and correct in all material respects; or (b) any knowledge of any material errors in, or material omissions from, any Schedule comprising the Disclosure Schedules.

Section 4.11   No Other Representations or Warranties. Buyer has not made, nor will be deemed to have made, any representation or warranty in connection with this Agreement or the transactions contemplated by it other than as expressly made by it in this Article 4.

Article 5
Covenants And Agreements

Section 5.1     Further Assurances. After Closing, Buyer and Sellers will take all actions, execute and deliver all further documents and do all other acts and things as the other may reasonably request to carry out and document the intent of this Agreement and the other Transaction Documents.

Section 5.2     Restrictive Covenants. In consideration of the consummation of the transactions contemplated by this Agreement and other valuable consideration:

(a)          The restrictive covenants included in Sections 5.2(b) through 5.2(d) shall run for the following periods: (1) for those Sellers employed by the Company or a Subsidiary both on and at any time after the Closing Date, (A) during his/her employment with the Company and/or a Subsidiary and (B) for a period of two years after his/her termination of employment with the Company and all of its Subsidiaries or for a period of three years from the Closing Date, whichever ends later, or (2) for those Sellers not employed by the Company or a Subsidiary on and at any time after the Closing Date, for a period of three years from the Closing Date.

(b)          Sellers will, and will cause their respective Affiliates to, refrain from engaging in any business anywhere in the United States or Canada in competition with the Business, as conducted by the Company or any of the Subsidiaries immediately prior to Closing or in any business related to the manufacture or sale of Class B recreational vehicles and/or truck campers.

(c)          Sellers will not, and will cause their respective Affiliates not to, directly or indirectly: (i) hire or induce or assist any other Person to hire any employee of the Company or any of the Subsidiaries; or (ii) induce or assist any other Person to induce any employee to leave employment with the Company or any of the Subsidiaries or any individual employed by the Company or any Subsidiary within twelve (12) months prior to Closing.

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(d)          Sellers will not, and will cause their respective Affiliates not to, use or disclose to any Person any non-public information of or relating to the Business or the Company, except to the extent necessary in connection with any Proceeding subject to Article 8 or if required to do so by applicable Law or legal process, and except to the extent that such information enters the public domain through no fault of Sellers in violation of this Agreement. If a Seller is required by applicable Law or legal process to disclose any such non-public information, such Seller will: (i) to the extent permissible under applicable Law, give Buyer prompt written notice of such requirement so that Buyer may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (ii) cooperate with Buyer, at Buyer’s sole cost and expense, to obtain such protective order or other remedy. In the event that such protective order or other remedy is not obtained, such Seller will furnish only that portion of such non-public information which, on the advice of his, her or its counsel, is legally required to be disclosed and, upon Buyer’s request and at Buyer’s sole cost and expense, use commercially reasonable efforts to seek confidential treatment (to the extent available) of such information.

(e)          If a court of competent jurisdiction finds that the time period of any of the foregoing covenants is too lengthy or the geographic coverage or scope of any of the covenants is too broad, the restrictive time period will be deemed to be the longest period permissible under applicable Law and the geographic coverage and scope will be deemed to comprise the largest coverage and scope permissible under applicable Law. It is the Parties’ intent to protect and preserve the Business and goodwill of the Company (and Subsidiaries, and the Business) to be acquired by Buyer, and Sellers agree that the time period, the geographic coverage and scope of the covenants set forth in this Section 5.2 are reasonable. If a Seller breaches or threatens to breach any of the foregoing covenants, Buyer will be entitled to seek injunctive relief in addition to any other remedies that may be available under applicable Law.

(f)          Notwithstanding the foregoing, nothing in this Agreement will prevent or restrict a Seller from: (i) owning as a passive investment less than five percent (5%) of the outstanding shares of the capital stock of a corporation or the outstanding equity interests of any other entity; (ii) ownership or other involvement with the entities identified on Schedule 5.2; or (iii) engaging in any activity consented to in writing by Buyer.

Section 5.3    Public Announcements. The announcement in the form attached as Exhibit 5.3 will be made immediately after the Closing. In addition, a Party may, without the prior written consent of the Other Party, issue or cause publication of any such press release or public announcement to the extent that such Party reasonably determines, after consultation with legal counsel, such action to be required by applicable Law or by the rules of any applicable self-regulatory organization, in which event such Party will use commercially reasonable efforts to allow the Other Party reasonable time to comment on such press release or public announcement in advance of its issuance. Except as provided in this Section 5.3, each Party will, and will cause its Affiliates and Representatives (including in the case of Buyer following Closing, the Company and Subsidiaries) to, maintain the confidentiality of the material terms of this Agreement and will not, and will cause its Affiliates and Representatives not to, issue or cause the publication of any press release or other public announcement with respect to the economic terms of the transactions contemplated by this Agreement without the prior written consent of the Other Party, which consent will not be unreasonably withheld, delayed or conditioned.

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Section 5.4    Employee Benefit Matters.

(a)          From the Closing Date to the first anniversary of the Closing Date (the “Continuation Period”), in the absence of a material decline in the Company’s performance or a reasonable basis to project such a material decline, Buyer will provide or cause the Company or Subsidiaries, as the case may be, to provide the employees of the Company who are employed by the Company immediately prior to Closing and remain employed by the Company or Subsidiaries, as the case may be, immediately after Closing (the “Continuing Employees”) base compensation during their period of employment in the Continuation Period that is no less favorable than the base compensation provided to such Continuing Employees immediately prior to the Closing Date and, on an individual merit-based determination, with opportunities for cash bonuses and other employee benefits (other than any equity-based compensation) that are substantially similar in the aggregate to those provided to such Continuing Employees under the applicable Employee Benefit Plans in effect as of the Closing Date. From and after the Closing Date, Buyer will, and will cause the Company to, grant Continuing Employees credit for service with the Company or Subsidiaries, as the case may be, earned prior to the Closing Date: (a) for eligibility and vesting purposes; and (b) for purposes of vacation accrual and severance benefit determinations under any similar benefit or compensation plan, program or Contract that may be established or maintained by Buyer or the Company or Subsidiaries, as the case may be, during the Continuation Period to replace an Employee Benefit Plan (the “New Plans”), but only to the extent that such service was credited for the same purpose for such Continuing Employee under the corresponding Employee Benefit Plan as of the Closing Date and would not result in duplication of benefits. Buyer will: (i) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plan that is a group health plan to the extent waived or satisfied by a Continuing Employee under the corresponding Employee Benefit Plan as of the Closing Date; and (ii) use commercially reasonable efforts to cause any covered expenses incurred on or before the Closing Date by any employee (or employee’s covered dependent) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions under any New Plan in the plan year in which the Closing Date occurs. Nothing contained in this Agreement, express or implied, is intended to confer upon any employee of the Company any right to continued employment for any period.

(b)          The Parties agree that no provision of this Section 5.4 is intended to, and that no such provision does, confer upon any Person other than the Parties any right to or remedies under this Agreement, including the right to enforce any obligations of any Party contained in this Agreement. Nothing in this Agreement, express or implied, will be construed to prevent a Party or any of its Affiliates (including the Company and Subsidiaries) from: (i) terminating, or modifying the terms of employment of, any employees of the Company or Subsidiaries, as the case may be; or (ii) terminating or modifying to any extent any Employee Benefit Plan or New Plan or any other employee benefit plan, program, agreement or arrangement that any Party or any of its Affiliates (including the Company and Subsidiaries) may establish or maintain. Nothing in this Agreement will be construed as an amendment to any Employee Benefit Plan or New Plan or any other compensation or benefit plans maintained for or provided to directors, officers, employees or independent contractors of Buyer, Sellers or the Company or Subsidiaries, as the case may be, prior to or following the Closing Date.

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(c)          Certain Supplemental Executive Retirement Plans (“SERP”) administered by Fidelity and certain Executive Supplemental Pension Plans (“ESPP”) of the Company will be terminated as soon as reasonably possible after the Closing. The assets and liabilities associated with these plans are included in Annex 1 to Exhibit 9.1 for purposes of determining the Tangible Net Assets as of the Closing Date. The Parties agree that the Buyer, Company and Subsidiaries will have no Liabilities for claims or expenses relating to those plans during the period from the Closing through the transfer or termination of those plans (the “Fiduciary Obligations”), including any claims that may arise related to the transfer or termination of those plans regardless of when such claims may be made.

Section 5.5    Pay-off Letters. To the extent deemed necessary by Buyer and Sellers, Sellers have delivered or caused to be delivered to Buyer pay-off letters acceptable to Buyer, from each holder of Closing Date Debt, setting forth the amount necessary to repay the full amount of Closing Date Debt at Closing and to obtain the release of any Encumbrances on the assets or properties of the Company securing such Closing Date Debt.

Section 5.6    Records Retention. Buyer and the Company and Subsidiaries will retain until the seventh anniversary of the Closing Date any Books and Records of the Company and Subsidiaries relating to pre-Closing periods to the extent in the possession of the Company and Subsidiaries as of Closing. After the Closing Date, upon reasonable notice, Buyer and the Company and Subsidiaries will provide Sellers and their Representatives with reasonable access (including the right to make copies at their expense) during normal business hours to such pre-Closing Books and Records of the Company and Subsidiaries as is reasonably necessary in connection with any post-Closing matters; provided that any such access does not unreasonably interfere with the Company’s and Subsidiaries’ normal business operations.

Section 5.7     Certain Tax Matters.

(a)          Liability for Taxes. For purposes of this Agreement, the portion of Taxes attributable to the income, property or operations of the Company and Subsidiaries for any taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the portion of the Straddle Period that begins on or before the Closing Date and ends on and includes the Closing Date (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period that begins the day after the Closing Date and ends at the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 5.7(a). The portion of Taxes attributable to a Pre-Closing Straddle Period will: (i) in the case of any income, sales or use taxes, value-added taxes, employment taxes, withholding taxes and any other Tax based on or measured by income, business activity, receipts or profits earned during a Straddle Period, be deemed to equal the amount that would be payable if the Straddle Period ended on and included the Closing Date; and (ii) in the case of personal property, real property, ad valorem and other Taxes of the Company and Subsidiaries imposed on a periodic basis during a Straddle Period, be deemed to be the amount of the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in such Straddle Period. The portion of Taxes attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner.

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(b)        Tax Returns.

(i)          Except as provided in Section 5.7(f) with respect to Transfer Taxes, Sellers will prepare or cause to be prepared and file or cause to be filed all corporate income Tax Returns of the Company and Subsidiaries with respect to any Pre-Closing Period (the “Pre-Closing Period Returns”) due after the Closing Date. Upon completion of such Tax Returns for the Company that pertain to periods prior to the Closing Date, Sellers shall pay to Buyers any Tax payments due on such returns except to the extent such Taxes were accrued before Closing or otherwise taken into account in determining the Purchase Price, and Buyer shall then remit or cause to be remitted all Taxes in respect of such Tax Returns payable after the Closing Date. The Sellers shall permit the Buyer to review and comment on each such Tax Returns described in the preceding sentence for a period of up to ten (10) days prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Buyer. The Pre-Closing Period Returns prepared and filed by Sellers will be prepared and filed in a manner that is consistent with the prior practice of the Company and Subsidiaries (including prior Tax elections and accounting methods or conventions made or utilized by the Company and Subsidiaries), except as required by Law. Buyer will prepare or cause to be prepared and file or cause to be filed Straddle Period Returns of the Company and Subsidiaries. Buyer will prepare and file the Straddle Period Returns that it is required to file pursuant to this Section 5.7(b)(i) in a manner that is consistent with the prior practice of the Company and Subsidiaries (including prior Tax elections and accounting methods or conventions made or utilized by the Company and Subsidiaries), except as required by Law. Buyer will deliver all material Straddle Period Returns that it is required to file pursuant to this Section 5.7(b)(i) to Sellers for review and comment at least 20 days prior to the due date (including valid extensions) for filing such Tax Returns (except where such 20-day period is not practical, in which case as soon as practical). Within 10 days of receiving a draft of such Tax Return (except where such 10-day period is not practical, in which case as soon as practical), Sellers may provide written comments to Buyer. The Parties will attempt to resolve any dispute through direct good-faith negotiation subject to the dispute resolution procedures of Section 5.7(g). In no event will the provision of comments by Sellers prevent Buyer from timely filing any such Tax Return; provided, however, that in the event that the Accounting Firm has not yet resolved any such Tax Dispute prior to the deadline for filing such Tax Return (including any extensions), Buyer will be entitled to file such Tax Return (or amendment) as prepared by Buyer subject to amendment to reflect the resolution when rendered by the Accounting Firm. Unamortized debt financing costs, change of control bonus payments and any other amounts payable by or on behalf of the Company or Subsidiaries in connection with the transactions contemplated by this Agreement (in each case, if and solely to the extent that such costs, payments or other amounts are paid prior to the Closing Date or included in the calculation of Final Closing Date Tangible Net Assets or included as Closing Date Seller Transaction Expenses for purposes of the calculation of the Final Closing Cash Payment), to the extent permitted by applicable Law to be deducted for income Tax purposes on Straddle Period Returns or Pre-Closing Period Returns, will be reported on such returns as income Tax deductions of Sellers for the Tax year (or portion thereof) that ends on or includes the Closing Date and will not be reported on any other income Tax Return of Buyer or the Company or Subsidiaries, in each case, to the extent permitted by applicable Law.

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(ii)         After Closing, neither Buyer nor Seller will (and will not allow the Company or Subsidiaries to): (A) file or amend any Pre-Closing Period Returns; (B) amend any Straddle Period Returns; or (C) or make or amend any material claim, disclaimer or election in respect of Taxes for any Pre-Closing Period or Straddle Period, in each case, without the prior written consent of the other party which consent shall not be unreasonably withheld.

(c)          Tax Refunds and Reductions of Tax. Following Closing, any cash Tax refunds of the Company or Subsidiaries that are received by the Company or Subsidiaries, Buyer or their respective Affiliates, and any amounts applied in lieu of a cash refund against Taxes of the Company or Subsidiaries, Buyer and/or their respective Affiliates that relate to Pre-Closing Taxes of the Company or Subsidiaries, will be for the account of Sellers, and Buyer or its Affiliates (as applicable) will, or will cause the Company or Subsidiaries to, pay over to Sellers any such refund or the amount of such application (in each case, other than Pre-Closing Tax Refunds taken into account in calculating the Final Closing Date Cash Payment) within 15 days after receipt or application against Tax net of: (i) additional Taxes incurred by the Company or Subsidiaries or Buyer on account of receipt of such Tax refunds or application; (ii) any reasonable out-of-pocket costs associated in obtaining such refunds or applications; and (iii) any Tax required to be withheld on such payment. If there is a subsequent reduction by the applicable Taxing Authority of any amounts with respect to which a payment has been made pursuant to this Section 5.7(c), then Sellers will pay Buyer an amount equal to such reduction plus any interest or penalties imposed by the Taxing Authority with respect to such reduction.

(d)          Cooperation. The Parties will, and will cause their respective Affiliates to, provide each other with such assistance as may reasonably be requested in connection with the preparation and filing of any Tax Return of the Company or Subsidiaries or otherwise relating to the transactions contemplated by this Agreement (including signing any Tax Return), any audit or other examination by any Taxing Authority, or any Proceedings relating to liabilities for Taxes of the Company or Subsidiaries. Such assistance will include making employees available on a mutually convenient basis to provide additional information or explanation of material provided under this Agreement and will include providing copies of relevant Tax Returns and supporting material. The Parties and their respective Affiliates will retain for the full period of any statute of limitations, and upon reasonable request will provide the Other Party with, any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.

(e)          Audits. If any Taxing Authority issues to the Company or any of the Subsidiaries, Buyer or any of their respective Affiliates a written notice of its intent to audit, examine or conduct a Proceeding, a written notice of its determination of an objection to an assessment solely with respect to Taxes or Tax Returns of the Company or Subsidiaries for a Pre-Closing Period or a Straddle Period, or a written notice or inquiry with respect to any Taxes or the filing of a Tax Return, in each case, for which Sellers may be liable pursuant to Article 8 (a “Tax Claim”), Buyer will give prompt notice to Sellers of such Tax Claim following receipt; provided, however, that the failure to timely notify Sellers will not relieve Sellers from liability pursuant to Article 8 except to the extent Sellers are prejudiced as a consequence of such failure. Sellers will control, at their sole cost and expense, any Tax Claim with respect to a Pre-Closing Period of the Company (a “Sellers’ Tax Contest”); provided that Buyer, at its sole cost and expense, will have the right to participate in Sellers’ Tax Contest and provided further that Sellers will provide Buyer with a copy of the final resolution of Sellers’ Tax Contest. Buyer will control any Tax Claim that is not a Sellers’ Tax Contest (a “Buyer’s Tax Contest”); provided that Sellers, at Sellers’ sole cost and expense, will have the right to participate in any Buyer’s Tax Contest that relates to a Straddle Period. The Party controlling a Tax Claim described in the preceding two sentences will not agree to settle such Tax Claim if such settlement would affect the Tax liability of the Other Party without the prior written consent of such Other Party, which consent will not be unreasonably withheld, conditioned or delayed; provided that if any Party (the “First Party”) reasonably withholds consent for a settlement, the Other Party (the “Second Party”) will be entitled to enter into such settlement without the consent of the First Party so long as the Second Party agrees to indemnify the First Party for any adverse Tax consequences suffered by the First Party as a result of such settlement.

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(f)          Transfer Taxes. All transfer, documentary, sales, use, excise, stamp, registration, filing, recordation, valued-added and other similar Taxes and fees that may be imposed or assessed as a result of the transactions contemplated by this Agreement, together with any interest, additions or penalties, and any interest in respect of such additions or penalties, imposed or assessed as a result of the transactions contemplated by this Agreement (“Transfer Taxes”), will be borne by Sellers, and will be paid to the appropriate Taxing Authority promptly when due by the Person having the obligation to pay such Transfer Tax under applicable Law. Any Tax Returns that must be filed in connection with Transfer Taxes will be prepared by the Party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such Party will use its reasonable best efforts to provide such Tax Returns to the Other Party at least 10 Business Days prior to the date such Tax Returns are due to be filed. Buyer and Sellers will cooperate in the timely completion and filing of all such Tax Returns. Any Transfer Taxes resulting from any subsequent increase in Purchase Price will be borne one-half by Sellers and one-half by Buyer in accordance with the provisions of this Section 5.7(f). Any payments made by a Party to another Party under this Section 5.7(f) will be accounted for as an adjustment to the Purchase Price to the extent permitted by applicable Law.

(g)          Procedures. Notwithstanding any other provision of this Agreement, any dispute, controversy or claim arising out of or relating to this Section 5.7 (a “Tax Dispute”) that the Parties using reasonable best efforts are not able to resolve through direct good-faith negotiation, will be resolved in accordance with the procedures set forth in this Section 5.7(g). If there has been no resolution of the Tax Dispute after direct negotiation, then any Party may seek resolution of the Tax Dispute through binding arbitration administered by tax experts of the Accounting Firm. The place of the arbitration will be Chicago, Illinois unless otherwise agreed by Buyer and Sellers’ Representative. The Accounting Firm will be instructed to resolve the Tax Dispute and such resolution will be: (i) set forth in writing and signed by the Accounting Firm; (ii) delivered to each Party as soon as practicable after the Tax Dispute is submitted to the Accounting Firm but no later than the 15th day after the Accounting Firm is instructed to resolve the Tax Dispute; (iii) made in accordance with this Agreement; and (iv) final, binding and conclusive on each Party. The Accounting Firm will determine the allocation of its fees and expenses to the respective Parties based on the inverse of the percentage that the Accounting Firm’s resolution of the disputed items (before such allocation) bears to the total amount of the disputed items as originally submitted to the Accounting Firm. (For example, should the total amount of the disputed items as originally submitted to the Accounting Firm equal $1,000 and the Accounting Firm awards $600 in favor of Sellers’ position, sixty percent (60%) of the fees and expenses of the Accounting Firm would be borne by Buyer and forty percent (40%) of the fees and expenses of the Accounting Firm would be borne by Sellers). The Accounting Firm will act as a neutral arbitrator and will exercise its discretion independently to resolve only the disputed items, but within the range of the differences between the Parties. Each Party will provide the Accounting Firm with all Books and Records in its possession relevant to the determinations to be made by it. No Party will (and each Party will cause it Affiliates and Representatives not to) meet or discuss any substantive matters with the Accounting Firm without the other Party and its Representatives present or having the opportunity following at least three Business Days’ written notice to be present, either in person or by telephone. The Accounting Firm will have the power to require a Party to provide to it such Books and Records and other information it deems relevant to the resolution of the Tax Dispute, and to require a Party to answer questions that it deems relevant to the resolution of the Tax Dispute. All Books and Records and other information (including answers to questions from the Accounting Firm) submitted to the Accounting Firm must be concurrently delivered to the Other Party. All disputes with respect to any Tax Dispute will be resolved exclusively by the Accounting Firm.

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(h)          Tax Sharing. All tax sharing agreements or similar Contracts with respect to or involving the Company or Subsidiaries will be terminated as of the Closing Date and, after the Closing Date, neither the Company nor Subsidiaries will be bound by or have any Liability under them.

(i)          Withholding. Buyer and the Company will be entitled to withhold from any cash consideration payable pursuant to this Agreement such amounts as Buyer and/or the Company are required to withhold from such consideration under the Code or any provision of other applicable Tax law. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made.

(j)          Section 338(h)(10) Election. Buyer and Sellers agree that under applicable federal tax laws and, to the extent permitted under applicable federal and state tax laws, the purchase and sale of the Company Shares shall, for purposes of all income and similar Taxes, be treated as a sale by Company of its assets and properties. In pursuance thereof, Buyer and Sellers shall jointly make the election provided in Section 338(h)(10) of the Code and applicable Treasury Regulations and, to the extent permitted under applicable state tax laws, shall also make or be deemed to make such election or any similar election under and for purposes of state income and similar Taxes (the “Election”). Sellers have represented in Section 2.10(j) that the Company is an entity eligible to make the election. Buyer shall prepare, and Buyer and Sellers shall execute and file Internal Revenue Service Form 8023 and all accompanying schedules and all other forms, elections, and statements required by any Taxing Authority relating to any Taxes to which Buyer, Company, or Sellers may be subject that is necessary or appropriate to effectuate, evidence, and confirm the Election. Such election shall be executed and filed by the Buyer within 60 days of Closing. Buyer, Sellers, and Company shall file all federal income Tax Returns, and where applicable, state income and similar Tax Returns, in a manner consistent with the foregoing. Within thirty (30) days after the finalization of the Closing Date Balance Sheet, Buyer shall deliver to Sellers a proposed Form 8883, based on the valuation of the assets prepared in accordance with Treas. Reg. Section 1.338-4 and using the methodology on Exhibit 1.4. Sellers shall be deemed to have accepted the valuation and the allocation unless they deliver a written notice to Buyer within fifteen (15) days of receipt of the proposed Form 8883, setting forth the items of disagreement. If Sellers have delivered a timely notice of disagreement, Sellers and Buyer shall negotiate in good faith to resolve the items of disagreement. If they have not been resolved within fifteen (15) days of Buyer’s receipt of the notice of disagreement, the item of disagreement shall be submitted to the Accounting Firm for resolution (including, if needed, an appraisal of the assets). Buyer shall pay for the valuation. If there is an objection by the Sellers, and an appraisal is undertaken, the Parties shall equally pay for the appraisal.

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(k)          Canadian GST Audit Matters. Sellers will jointly and severally indemnify and hold harmless the Buyer, Company and Subsidiaries from Adverse Consequences relating to the Canadian GST Audit. Following the Closing, Seller Representative will conduct and control, at the Sellers’ sole cost and expense, the negotiation and settlement of the Canadian GST Audit. Buyer agrees to use, and to cause Company and Subsidiaries to use, reasonable efforts to assist in the defense of the Canadian GST Audit, including but not limited to, authorizing John Wolf, Mike Ritchie and any other Company Employee to work with Sellers’ legal and accounting advisors in the defense of the Canadian GST Audit, including reviewing documents, assembling Company information, traveling to Canada, or any other efforts necessary to defend the matter. Sellers will be entitled to enter into a settlement or settlements of the Canadian Tax Audit Matters on behalf of the Company and Subsidiaries, but the Sellers shall jointly and severally indemnify the Buyer, Company and the Subsidiaries from and against any adverse Tax consequences suffered by the Buyer, Company or any of the Subsidiaries as a result of such settlement. Buyer shall be entitled to review and comment on such settlement before it is finalized. Sellers will provide Buyer with a copy of the final resolution of the Canadian Tax Audit Matters. The cost of legal and accounting defense representation of the Canadian GST Audit will be paid by Sellers or reimbursed by Sellers to the Company.

If as a result of the Canadian GST Audit Jayco, Inc. has the right to invoice and collect from dealers amounts upon which the Canadian GST Audit was based, the Company will use reasonable efforts to notify such dealers of their responsibility, and to assist in collecting the funds from the applicable dealers. Any and all amounts paid by such dealers to the Company or the Buyer as a result of this assessment shall either be credited against the liability assessed against the Company, or remitted to the Sellers, solely at Seller Representative’s election.

Jayco, Inc. currently maintains a stand-by Letter of Credit in the sum of C$19,100,000 with JPMorgan Chase relating to the Canadian GST Audit (the “Letter of Credit”). Sellers will be responsible for all costs of maintaining the Letter of Credit and all collateral, cash or otherwise, necessary to sustain the Letter of Credit in effect until the Canadian GST Audit is resolved, including paying all the bank charges and interest for and relating to maintaining the Letter of Credit until the resolution of the Canadian GST Audit. Upon settlement of the Canadian GST Audit (or termination of the Letter of Credit, if earlier), any remaining collateral provided by Sellers to sustain the Letter of Credit shall be returned to Sellers’ Representative for the benefit of the Sellers.

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Section 5.8    Releases.

(a)          Effective upon Closing, Sellers, on behalf of themselves and their respective Affiliates, successors and assigns, irrevocably and unconditionally waive, release and forever discharge the Company, Subsidiaries, and their respective Affiliates, directors, officers, employees, successors and assigns from any and all rights, claims, debts, Liabilities, causes of action, obligations and Adverse Consequences of any nature or kind, whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, whether for compensatory, special, consequential, incidental or punitive damages or equitable relief, whether based on fraud, Contract or any other basis, and whether arising in Law, in equity or otherwise, based upon facts, circumstances, occurrences or omissions existing, occurring or arising, in whole or in part, on or prior to Closing; provided, however, that the foregoing release does not cover the following matters (and, for purposes of clarity, such matters are not hereby released or discharged): (i) to the extent of accrued but unpaid compensation for employment services and vested benefits under any Employee Benefit Plan (if applicable) or (ii) claims or rights arising under this Agreement (including Article 8 of this Agreement) or under any other Transaction Document.

(b)          Effective upon Closing, the Company on behalf of itself and the Subsidiaries, successors and assigns, irrevocably and unconditionally waives, releases and forever discharges each Seller and their respective Affiliates, successors and assigns from any and all rights, claims, debts, Liabilities, causes of action, obligations and Adverse Consequences of any nature or kind, whether known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due, whether for compensatory, special, consequential, incidental or punitive damages or equitable relief, whether based on fraud, Contract or any other basis, and whether arising in Law, in equity or otherwise, based upon facts, circumstances, occurrences or omissions existing, occurring or arising on or prior to Closing; provided, however, that the foregoing release does not cover any claims or rights arising under this Agreement (including Article 8 of this Agreement) or under any other Transaction Document (and, for purposes of clarity, such matters are not released or discharged).

Section 5.9    Seller Representative.

(a)          Sellers irrevocably make, constitute and initially appoint Wilbur L. Bontrager (the “Seller Representative”) as their true and lawful attorney-in-fact with full power of substitution to do on behalf of Sellers any and all things, including executing any and all documents, which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including: (i) receiving and disbursing payments to be made under this Agreement or the Transaction Documents; (ii) receiving notices and communications pursuant to this Agreement and the other Transaction Documents; (iii) administering this Agreement and the other Transaction Documents, including the resolution of any disputes or claims; (iv) making determinations to settle any dispute as to the calculation of the Purchase Price; (v) resolving, settling or compromising claims for indemnification asserted against Sellers pursuant to Article 8; (vi) agreeing to waivers of conditions and obligations under this Agreement and the other Transaction Documents; and (vii) asserting claims for indemnification under Article 8 and resolving, settling or compromising any such claim.

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(b)          If the Seller Representative is of the opinion that Seller Representative requires further authorization or advice from Sellers on any matters concerning this Agreement, the Seller Representative is entitled to seek such further authorization from Sellers prior to acting on their behalf. In such event and on any other matter requiring or permitting Sellers to vote in this Section 5.9, each Seller will have a number of votes equal to the Shares owned by that Seller immediately prior to Closing and the authorization of a majority of such Shares will be binding on all Sellers and will constitute authorization by all Sellers.

(c)          Buyer will be fully protected in dealing with the Seller Representative with respect to this Agreement, the other Transaction Documents and the transactions contemplated by it and them and may rely upon the authority of the Seller Representative to act as the agent of Sellers for all purposes under this Agreement, the other Transaction Documents and the transactions contemplated by it and them. Any payment by Buyer to the Seller Representative under this Agreement or any other Transaction Document will be considered a payment by Buyer to Sellers. The appointment of the Seller Representative is coupled with an interest and will be irrevocable by any Seller in any manner or for any reason. This power of attorney will not be affected by the disability or incapacity of the principal pursuant to any applicable Legal Requirement. The Seller Representative will have no individual liability to Buyer under this Agreement arising from his, her or its actions as the Seller Representative.

(d)          If at any time there is more than one Person appointed to serve as the Seller Representative, any act of the Seller Representative will require the act of a majority of the Seller Representatives which will be binding upon all the Sellers and the Seller Representatives, and upon such act by a majority of the Seller Representatives, Buyer will, in reliance on such act, be entitled to all benefits and protections of Section 5.9(c) as though such act were the unanimous act of all the Seller Representatives. Any Seller Representative may resign as the Seller Representative at any time by written notice delivered to the other Sellers and to Buyer. If at any time there is no Person acting as the Seller Representative for any reason, Sellers will promptly designate a new Person to act as the Seller Representative and notify Buyer in writing of such determination. Following the time that Buyer is notified that the Seller Representative has resigned and until such time as a new Person is designated to act as the Seller Representative as provided in this Agreement and Buyer is so notified in writing, Sellers will collectively act as the Seller Representative, with decisions made in the manner specified in Section 5.9(b).

(e)          Seller Representative acknowledges having carefully read and understands this Section 5.9, accepts such appointment and designation, and promises to act in the capacity as the Seller Representative in compliance with and conformance to the provisions of this Section 5.9.

(f)          The Seller Representative will not be liable to any Party for any error of judgment or any act done or action taken or omitted by Seller Representative in good faith or for any mistake in fact or Law, or for anything that Seller Representative may do or refrain from doing in connection with this Agreement or the other Transaction Documents, except for Seller Representative’s own willful misconduct. The Seller Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or the other Transaction Documents or Seller Representative’s duties under this Agreement or the Transaction Documents, and Seller Representative will incur no liability to Sellers and will be fully protected with respect to any action taken, omitted or suffered by Seller Representative in good faith in accordance with the opinion of such counsel.

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(g)          Any expenses incurred by the Seller Representative in connection with the performance of Seller Representative’s duties under this Agreement (including any fees and expenses of legal counsel retained by the Seller Representative) will not be the personal obligations of the Seller Representative but will be payable and will be promptly paid or reimbursed first from the Seller Representative Holdback Funds and thereafter by Sellers on a joint and several basis.

Article 6
SIMULTANEOUS SIGNING AND Closing

The Parties intend that the transactions provided for in this Agreement shall close simultaneously with the signing of this Agreement. Upon signing of this Agreement there are no conditions to either Party’s obligations to complete, conclude, and close the transactions provided for in this Agreement. This Agreement and the Transaction Documents shall be deemed effective and delivered as of the Closing.

Article 7
EXCLUDED ASSETS ENTITY

In preparation for the transactions provided for in this Agreement, the Company organized and became the sole Member of the Excluded Assets Entity. Immediately before the Closing, and in the order indicated below, the Company has (i) transferred the Excluded Real Estate identified on Schedule 2.11(a)(i) and the other assets and liabilities identified on Schedule 7 to the Excluded Assets Entity, and (ii) amended and restated the Operating Agreement of the Excluded Assets Entity, and (iii) distributed all of the ownership units of the Excluded Assets Entity to the Sellers pro rata to the Sellers’ respective ownership interests in the Company immediately before the Closing.

Article 8
Indemnification

Section 8.1    Survival. The representations, warranties, covenants and agreements set forth in this Agreement and the right to assert claims under this Article 8 will survive Closing as follows. The Parties agree that the right to assert claims against Sellers under this Article 8 for breach of the representations and warranties set forth in Articles 2, 3 and 4 will expire on the date that is eighteen (18) months following the Closing Date or on the applicable statute of limitations, whichever date occurs first, except that the right to assert claims against Sellers under representations and warranties set forth in Section 2.2 (Capitalization), Section 3.1 (Authorization), Section 3.3 (Shares) and Section 2.10 (Tax Matters) will expire on the date that is 90 days following the expiration of the applicable statutes of limitations. Any covenants or obligations of the Parties set forth in this Agreement which by their terms are to be performed after Closing will survive in accordance with their respective terms. An indemnification claim under Article 8 for breach of a representation or warranty set forth in Article 2, 3 or 4 or breach of a covenant or agreement set forth in this Agreement must be asserted in writing by a Party prior to the expiration of the applicable period for asserting a claim for indemnification for breach of such representation, warranty, covenant or agreement as provided in this Section 8.1 and the Parties waive any right under any statute of limitations to bring any such claim after the expiration of such applicable survival period; provided that the delivery of a written notice of any claim which: (i) describes in reasonable detail the nature of and the underlying factual and legal basis for such claim; (ii) states the estimated amount of the claim (if then reasonably quantifiable); (iii) describes in reasonable detail the basis on which such amount was calculated; and (iv) identifies the provisions of this Agreement upon which such claim is based, prior to the expiration of the applicable survival period will extend the survival period of such representation, warranty, covenant or agreement with respect to such claim through the date such claim is conclusively resolved.

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Section 8.2    Indemnification and Reimbursement by Sellers.

(a)          After the Closing, subject to the limitations and procedures of this Article 8, Sellers will, jointly and severally, indemnify Buyer and its Affiliates and Representatives (the “Buyer Indemnified Parties”) from, and will reimburse the Buyer Indemnified Parties for, all Adverse Consequences to the extent arising out of or related to: (i) a breach by Sellers of any of the representations and warranties set forth in Article 2; (ii) a breach by Sellers of any of their covenants or agreements in this Agreement (other than the covenants and agreements in Section 5.2 and Section 5.8), but solely to the extent that such breach (or the facts, event, circumstances or conditions giving rise to such breach) occur after the Closing; (iii) income Taxes based on operations of the Company and Subsidiaries before the termination of Company’s and Subsidiaries’ S Corporation tax status resulting from the Closing, and Pre-Closing Taxes not yet due and payable on or before the Closing Date solely to the extent not included in the calculation of the Final Closing Cash Payment; (iv) any Adverse Consequences associated with the Canadian GST Audit referred to in Section 5.7(k) or any Adverse Consequences relating to any pre-Closing Canadian Goods and Services Tax Liabilities of the Company or Subsidiaries; (v) Adverse Consequences resulting from any Liabilities associated with any of the Excluded Assets; or (vi) Fiduciary Obligations, except to the extent resulting from Buyer’s or Company’s intentional misconduct after the Closing.

(b)          After the Closing, subject to the limitations and procedures of this Article 8: (i) each Seller will severally, but not jointly, indemnify the Buyer Indemnified Parties from, and will reimburse the Buyer Indemnified Parties for, all Adverse Consequences to the extent arising out of or related to a breach by such Seller of any of such Seller’s representations and warranties set forth in Article 3; and (ii) each Seller will severally, but not jointly, indemnify the Buyer Indemnified Parties from, and will reimburse the Buyer Indemnified Parties for, all Adverse Consequences to the extent arising out of or related to a breach by such Seller of any of such Seller’s covenants or agreements in Section 5.2 or Section 5.8.

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Section 8.3    Indemnification and Reimbursement by Buyer. After the Closing, subject to the limitations and procedures of this Article 8, Buyer will indemnify Sellers and their respective Affiliates and Representatives (the “Seller Indemnified Parties”) from, and will reimburse the Seller Indemnified Parties for, all Adverse Consequences to the extent arising out of or related to: (i) a breach by Buyer of any of the representations and warranties set forth in Article 4; or (ii) a breach by Buyer (or, with respect to covenants and agreements required to be performed after Closing, the Company and Subsidiaries) of any of their respective covenants or agreements in this Agreement, but solely to the extent that such breach (or the facts, event, circumstances or conditions giving rise to such breach) occur after the Closing, or (iii) amounts relating to Transaction Compensation Agreements that were accrued and credited against Tangible Net Assets in determining the Purchase Price, but which after the Closing did not become obligations payable by the Company or any Subsidiary.

Section 8.4    Certain Limitations.

(a)         Basket. Sellers will have no liability under Section 8.2(a)(i) or Section 8.2(b)(i) with respect to breaches of the representations and warranties set forth in Article 2 and/or Article 3 until the aggregate amount of all Adverse Consequences incurred or suffered by the Buyer Indemnified Parties arising out of or related to breaches of the representations and warranties set forth in Article 2 and Article 3 taken as a whole exceed $1,500,000 (the “Basket”), and then only for sixty percent (60%) of each dollar of Adverse Consequences in excess of the Basket until the Cap is reached; provided, however, that with respect to claims based on Actual Fraud by Sellers and/or claims for breaches of Section 2.2 (Capitalization), Section 3.1 (Authorization) or Section 3.3 (Shares), the Basket shall not apply, and Buyer may recover 100% of each dollar of Adverse Consequences in excess of the Basket and until the retention amount of $9,000,000 under the R&W Insurance Policy is reached.

(b)         Cap. Sellers’ aggregate maximum liability under Section 8.2(a)(i) and Section 8.2(b)(i) with respect to breaches of the representations and warranties set forth in Article 2 and Article 3 will not exceed $4,500,000 (the “Cap”); provided, however, that the Cap will not apply to (i) claims for breaches of Section 2.2 (Capitalization), Section 3.1 (Authorization) or Section 3.3 (Shares) or (ii) claims based on Actual Fraud by Sellers.

(c)         Additional Limitations.

(i)          No Person will be entitled to be indemnified for an amount pertaining to: any Adverse Consequence to the extent that such amount pertaining to such Adverse Consequence was included in the calculation of Final Closing Date Tangible Net Assets or included as Closing Date Debt or Closing Date Seller Transaction Expenses for purposes of the calculation of the Final Closing Cash Payment. The Buyer Indemnified Parties will not be entitled to indemnification under this Article 8 for the amount of any Adverse Consequences caused or aggravated by acts or omissions of any Buyer Indemnified Party following the Closing Date that are negligent, willfully intended to cause liability, or in violation of this Agreement or applicable Law. The amount of any Adverse Consequences that any Indemnified Party will be entitled to recover will be determined without duplication of recovery by reason of the state of facts giving rise to such Adverse Consequences constituting a breach of more than one representation, warranty or covenant.

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(ii)         No Party will be obligated to indemnify a Person with respect to any claim that relates to Adverse Consequences resulting from the passing of or change in any Law or any accounting policy, principle or practice (or in their interpretation by any Person) after the Closing Date or any increase in Tax rates in effect on the Closing Date, even if the change or increase has retroactive effect or requires action at a future date. The Buyer Indemnified Parties will not be entitled to indemnification for any Adverse Consequences resulting from a Buyer Indemnified Party filing a Tax Return taking a position for Tax purposes that is inconsistent with a position taken on or with respect to a Tax Return of Sellers or Company or any Subsidiary that was required to be filed on or before Closing, including the position that no Tax Return was required to be filed, unless the position taken on or with respect to such Tax Return required to be filed on or before Closing did not comply with applicable Law at the time such Tax Return was required to be filed.

(iii)        No Party will be required to indemnify any Buyer Indemnified Party or Seller Indemnified Party (as applicable) with respect to a breach of a representation or warranty if the facts, circumstances or events constituting the breach were known by any Buyer Indemnified Party or Seller Indemnified Party and fully appreciated by such Party such that the basis for a legal claim was understood, as the case may be, prior to the execution of this Agreement. For avoidance of doubt, no Indemnified Party will have the right to make a claim for any Adverse Consequences that are primarily possible or potential Adverse Consequences that such Indemnified Party believes may be paid or incurred, but only Adverse Consequences that have, in fact, been paid or incurred by such Indemnified Party.

(iv)        Each of the Parties will use its commercially reasonable efforts to mitigate any Adverse Consequences for which it seeks to be indemnified pursuant to this Article 8 upon becoming aware of any fact, event or circumstance that has resulted in, or would reasonably be expected to give rise to, any Adverse Consequence; provided that any reasonable fees, costs and expenses incurred as a result of such efforts to mitigate will be deemed to be Adverse Consequences for purposes of this Article 8.

(v)         The amount of any Adverse Consequence that any Indemnified Party will be entitled to recover will be calculated net of any Tax Benefits expected to be realized by such Indemnified Party in any taxable period and taking into account the present value of any Tax detriment of such Indemnified Party. Notwithstanding the foregoing or anything else contained in this Agreement to the contrary: (A) the amount of any indemnifiable Adverse Consequences entitled to be recovered by the Buyer Indemnified Parties under this Agreement for Adverse Consequences with respect to Taxes will be limited to Pre-Closing Taxes; and (B) the Buyer Indemnified Parties will not be entitled to indemnification for (and the calculation of the amount of any Adverse Consequences will not include) any reduction or use of any Tax attributed to Company or any of the Subsidiaries in a Pre-Closing Period or Pre-Closing Straddle Period.

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(vi)        The amount of any Adverse Consequences that any Indemnified Party will be entitled to recover will be calculated net of any insurance proceeds or any indemnity, contribution or other payment actually recovered by the Indemnified Party from any third party with respect to such Adverse Consequences, in each case net of all costs of recovery (including any increased insurance premiums directly attributable to any such insurance recovery). In the event that any insurance proceeds or other indemnity, contribution or other payment is recovered by any Indemnified Party with respect to any Adverse Consequences for which such Indemnified Party has previously been indemnified pursuant to this Article 8, then the Indemnified Party will promptly refund to the Indemnifying Party an amount equal to the lesser of: (A) the aggregate amount of such insurance proceeds or other indemnity, contribution or other payment (net of all costs of recovery, including any increased insurance premiums directly attributable to any such insurance recovery); and (B) the aggregate amount previously paid to the Indemnified Party by the Indemnifying Party pursuant to this Article 8 in respect of such Adverse Consequence.

(vii)       Any attorney, consultant or other professional fees, costs or expenses incurred by an Indemnified Party in connection with this Article 8 (including those incurred in connection with actions to mitigate the amount of any Adverse Consequences or to recover any insurance proceeds or third party payments) will only constitute Adverse Consequences indemnifiable under this Agreement to the extent that such fees, costs or expenses are: (A) reasonable under the circumstances; (B) based solely on time actually spent by such professionals; and (C) charged at no more than such professional’s standard hourly rate.

(viii)      Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, none of the Sellers will be required to indemnify a Buyer Indemnified Party for any Adverse Consequences (including any Environmental Liability) relating to environmental matters that are caused by or arise from actions voluntarily taken (i.e., not required by applicable Law) by a Buyer Indemnified Party other than as provided in the following sentence following Closing or for any Adverse Consequences (including any Environmental Liability) caused by, arising from or relating to any Environmental Matters disclosed on Schedule 2.18. In order for any Buyer Indemnified Party to maintain its right to indemnification by any Seller with respect to environmental matters as provided in this Agreement, following Closing Buyer will not, and will cause its Affiliates (including the Company and Subsidiaries) not to, cause or permit any Environmental Action to be performed other than in connection with an actual capital improvement or asset repair project or companywide (i.e.; all of Buyer’s operating subsidiaries) voluntary compliance audit in the ordinary course of business undertaken in good faith and not for the purpose of evading this subsection (viii) unless: (A) Seller Representative gives prior written consent to the performance of the Environmental Action; (B) Buyer or an Affiliate is required to perform the Environmental Action by a final order of a Governmental Body with appropriate jurisdiction over such matters; (C) the Environmental Action is routine testing that is required by the terms of any environmental permit held by Company or any Subsidiary immediately prior to Closing and necessary for the continued operation of Business as conducted immediately prior to Closing; or (D) a bona fide third party purchaser requests that Buyer perform, or allow that third party to perform, an Environmental Action in connection with the sale of the underlying property to that third party. Adverse Consequences arising with respect to environmental matters will be limited to investigatory, corrective or remedial actions that are required under Environmental Law and that are conducted in the most cost-effective manner, assuming continued industrial use of the subject property and employing risk-based standards and institutional controls. Notwithstanding any provision to the contrary in this Section or in this Agreement, Buyer Indemnified Party shall maintain its right to indemnification by any of the Sellers with respect to environmental matters as provided in this Agreement in the event that a voluntary audit of environmental compliance identifies any compliance issues that rise to the level of violating any applicable law, statute, or regulation provided, however, that a voluntary audit does not include any subsurface sampling of soil, groundwater or air, unless required under Environmental Law or any Governmental Authority required by Environmental Law.

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Section 8.5    Indemnification Procedures.

(a)         Third-Party Proceedings.

(i)          Promptly after receipt by a Person entitled to be indemnified under this Article 8 (an “Indemnified Party”) of notice of the commencement of a Proceeding by a third party (including a Governmental Body) against such Person (a “Third-Party Proceeding”), such Indemnified Party will, if a claim for indemnification is to be made against a Party (an “Indemnifying Party”) under this Article 8, give prompt written notice to the Indemnifying Party of the commencement of such Third-Party Proceeding for which indemnification is sought: (A) describing in reasonable detail the nature of and the underlying factual and legal basis for the claim; (B) stating the estimated amount of the claim (if then quantifiable) and describing in reasonable detail the basis on which such amount was calculated; and (C) identifying the provisions of this Agreement upon which indemnification for the claim is based. The failure to timely notify the Indemnifying Party or provide the information described above will not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to an Indemnified Party except to the extent that the defense of such Third-Party Proceeding was actually prejudiced by the Indemnified Party’s failure to provide timely notice or such information.

(ii)         The Indemnifying Party will be entitled to participate in any Third-Party Proceeding with respect to which indemnification has been or will be sought under this Agreement and, to the extent that the Indemnifying Party wishes, to assume the defense of such Third-Party Proceeding (with counsel of its choice that is reasonably satisfactory to the Indemnified Party) by notifying the Indemnified Party of its election to do so within 30 days of receipt of notice of such Proceeding pursuant to Section 8.5(a)(i). Notwithstanding the foregoing, the Indemnifying Party will not be permitted to assume the defense of a Third-Party Proceeding if: (A) such Third-Party Proceeding arises in connection with any criminal proceeding, action, indictment, criminal allegation or criminal investigation of the Indemnified Party or its Affiliates; (B) the Indemnified Party is advised in writing by outside counsel chosen by it that there are one or more legal or equitable defenses available to the Indemnified Party that the Indemnifying Party cannot assert on behalf of the Indemnified Party (assuming the full cooperation of the Indemnified Party in asserting such defenses); or (C) it is reasonably likely that the Adverse Consequences arising or resulting from such Third-Party Proceeding will exceed the remaining amount the Indemnified Party will be entitled to recover pursuant to this Article 8 as a result of the limitations set forth in this Agreement (including the Cap). Following an assumption of defense of a Third-Party Proceeding by an Indemnifying Party under this Agreement, the Indemnifying Party will have no liability for any fees of legal counsel or other expenses subsequently incurred by the Indemnified Party in connection with such Proceeding. If an Indemnifying Party assumes the defense of a Third-Party Proceeding, no compromise or settlement of the underlying claims may be effected by it without the Indemnified Party’s consent (which will not be unreasonably withheld, delayed or conditioned), unless: (x) the sole relief provided is monetary damages that are paid in full or otherwise provided for by the Indemnifying Party concurrently with the compromise or settlement; and (y) such compromise or settlement provides for a complete release from liability of the Indemnified Parties with respect to the claim(s) asserted against the Indemnified Parties in the applicable Third Party Proceeding. If an Indemnifying Party assumes the defense of a Third-Party Proceeding, the Indemnified Party will not settle such Proceeding without the prior written consent of the Indemnifying Party; provided, however, that the Indemnified Party will have the right to settle any such Proceeding without the prior written consent of the Indemnifying Party if the Indemnified Party first waives any right to indemnity under this Agreement with respect to such Proceeding or any related claim under this Agreement. Without impairing an Indemnified Party’s right to seek indemnification, if an Indemnifying Party does not timely elect to, or is not permitted to, assume the defense of a Third-Party Proceeding, the terms of any settlement of such Proceeding by the Indemnified Party (including with respect to the amount of any Adverse Consequences) will not be binding on an Indemnifying Party for purposes of determining such Indemnifying Party’s indemnification obligations under this Agreement (including the amount of any Adverse Consequences) unless the Indemnifying Party consents to such settlement in writing.

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(iii)        The assumption of the defense of any Third-Party Proceeding by an Indemnifying Party will not constitute an admission of responsibility to indemnify or in any manner impair or restrict that Indemnifying Party’s rights to later seek to be reimbursed for its costs and expenses if indemnification with respect to such Proceeding was not required. If an Indemnifying Party timely elects to assume the defense of a Third-Party Proceeding but subsequently determines in good faith that indemnification with respect to such Proceeding is not required under this Article 8, such Indemnifying Party may elect to transfer the defense back to the Indemnified Party, but solely to the extent such transfer can be accomplished in a manner that would not materially and irreparably prejudice the rights of the Indemnified Party.

(iv)        Except to the extent it would cause a waiver of a privilege, each Party will make available to the Other Party and the Other Party’s Representatives all of its Books and Records and, as applicable, employees relating to a Third-Party Proceeding as may be reasonably requested by the Other Party, and each Party will reasonably cooperate to insure the proper and adequate defense of such Third-Party Proceeding.

(b)          Other Claims. A claim for indemnification for any matter not involving a Third-Party Proceeding must be asserted by written notice to Buyer, if indemnification is sought against Buyer, or to the applicable Seller or Sellers (or the Seller Representative), if indemnification is sought against a Seller or Sellers, as applicable: (i) describing in reasonable detail the nature of and the underlying factual and legal basis for such claim; (ii) stating the estimated amount of the claim (if then reasonably quantifiable) and describing in reasonable detail the basis on which such amount was calculated; and (iii) identifying the provisions of this Agreement upon which such claim is based. The failure to timely notify the Indemnifying Party or provide the information described above will not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to an Indemnified Party except to the extent that the defense of such Third-Party Proceeding was actually prejudiced by the Indemnified Party’s failure to provide timely notice or such information.

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Section 8.6    Source of Payment. Any Adverse Consequences recoverable by a Buyer Indemnified Party pursuant to the terms and subject to the limitations set forth in this Agreement (including the Basket and the Cap, as applicable) will be recovered subject to, and in accordance with, the following:

(a)          with respect to any Adverse Consequences under Section 8.2(a)(i) and Section 8.2(b)(i), such Adverse Consequences will be recovered: (i) first, from the Escrow Funds (and Buyer and the Seller Representative will execute the necessary documents instructing the Escrow Agent to make the applicable payments in accordance with the Escrow Agreement, subject to the terms and conditions of this Agreement and the Escrow Agreement); and (ii) second, from claims for recovery under the R&W Insurance Policy; provided, that, for the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, except as provided in Section 8.6(e); or claims based on Actual Fraud by Sellers, a claim for recovery against the then-remaining Escrow Funds and the R&W Insurance Policy will be the sole and exclusive recourse and remedy of the Buyer Indemnified Parties for any Adverse Consequences under Section 8.2(a)(i), Section 8.2(b)(i) or for Adverse Consequences arising out of or related to any breach of or inaccuracy in any statement made in any certificate relating thereto that is delivered to Buyer by or on behalf of Sellers (or any Seller) or the Sellers’ Representative pursuant to this Agreement;

(b)          with respect to any Adverse Consequences under any provision of Section 8.2 (other than Section 8.2(a)(i) and Section 8.2(b)(i)), such Adverse Consequences will be recovered from Sellers or the applicable Seller; provided, that, for the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, the aggregate maximum amount of Adverse Consequences for which the Buyer Indemnified Parties may recover from any Seller under this Article 8 (including in respect of claims based on Actual Fraud by Sellers) will in no event exceed the applicable Seller Aggregate Cap. For purposes of this Agreement, the term “Seller Aggregate Cap” means, with respect to any Seller, the amount of the Purchase Price actually received by such Seller;

(c)          If Adverse Consequences resulting from a breach of the representations in Section 2.10 which impacts the validity of the Section 338(h)(10) Election contemplated by Section 5.7(j) exceeds the sum of the Basket, the Cap and the R&W Insurance Policy coverage of $50,000,000, Sellers will reimburse Buyer for such Adverse Consequences in excess of the Basket, Cap, and R&W Insurance Policy coverage of $50,000,000, to the extent of tax refunds received by Sellers as a result of such breach;

(d)          No claims shall be made that any representation or warranty is breached based on the amount or methodology used by Company or Subsidiaries for the warranty reserve or legal settlement reserve used in the Financial Statements; and

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(e)          Notwithstanding anything to the contrary contained herein and for the avoidance of doubt, with respect to any Adverse Consequences related to claims for breaches of Section 2.2, Section 3.1, and/or Section 3.3, the Adverse Consequences will be recovered: (i) first, from the Escrow Funds (and Buyer and the Seller Representative will execute the necessary documents instructing the Escrow Agent to make the applicable payments in accordance with the Escrow Agreement, subject to the terms and conditions of this Agreement and the Escrow Agreement); (ii) second, subject to the Seller Aggregate Cap, from Sellers until the retention amount of $9,000,000 under the R&W Insurance Policy is reached; (iii) third, from claims for recovery under the R&W Insurance Policy up to the policy coverage limit of $50,000,000; and (iv) fourth, subject to the Seller Aggregate Cap, from the Sellers up to the Purchase Price.

Section 8.7    Subrogation. Upon making any payment of a claim for indemnification to an Indemnified Party in respect of any Adverse Consequences pursuant to this Article 8, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party (i.e., not a Seller or Affiliate of a Seller) in respect of the Adverse Consequences to which such payment relates. Such Indemnified Party and Indemnifying Party will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

Section 8.8    Adjusted Purchase Price. Any payment of a claim for indemnification under this Article 8 will be accounted for as an adjustment to the Purchase Price for all Tax purposes to the extent permitted by applicable Law.

Section 8.9    Exclusive Remedy; R&W Insurance Policy.

(a)          Except for the matters covered by Section 1.3, a Party’s right to seek specific performance or other equitable relief pursuant to Section 10.11 or claims based on Actual Fraud by Buyer or Sellers (but subject, in each case, to the applicable limitations set forth in this Agreement, including those relating to the Seller Aggregate Cap), this Article 8 constitutes the sole and exclusive remedy of the Buyer Indemnified Parties and the Seller Indemnified Parties with respect to any matters arising under or with respect to this Agreement or relating to or arising from the transactions contemplated by this Agreement;

(b)          Adverse Consequences suffered or incurred by any Buyer Indemnified Party will be recoverable solely from the applicable sources, and in accordance with the applicable order of priority, set forth in Section 8.6, and the Buyer Indemnified Parties hereby acknowledge and agree any that the liability of Sellers (or any Seller) to the Buyer Indemnified Parties for Adverse Consequences under any other provision of Section 8.2 (or otherwise relating to the transactions contemplated by this Agreement) will be subject to the limitations set forth in Section 8.6 and elsewhere in this Agreement; it being understood and agreed by the Buyer Indemnified Parties that no Seller will have any liability for, and no Buyer Indemnified Party will be entitled to recovery from any Seller for, Adverse Consequences (including Adverse Consequences with respect to claims based on Actual Fraud of Sellers) in an amount in excess of such Seller’s Seller Aggregate Cap; and

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(c)          In the case of each of clauses (a) and (b) above, each Party (on behalf of itself and the Buyer Indemnified Parties, in the case of Buyer, and on behalf of itself and the Seller Indemnified Parties, in the case of Sellers) hereby irrevocably waives from and after Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action that it may have or may in the future have against the Other Party relating to the transactions contemplated by this Agreement.

Section 8.10   Materiality Scrape. For the sole purpose of determining Adverse Consequences (and not for determining whether or not any breaches of representations or warranties have occurred), the representations and warranties of Sellers in Articles 2 and 3 shall not be deemed qualified by any references to materiality or to Company Material Adverse Effect.

Article 9
Definitions

For purposes of this Agreement, the following terms have the meanings specified in this Article 9:

“Accounting Firm” has the meaning set forth in Section 1.3(c).

“Accounting Principles” means the accounting practices, methodologies and choices of accounting treatment permitted within GAAP, that have been used by the Company and Subsidiaries in its ordinary course past practices, including those described on Annex 1 to Exhibit 9.1.

“Accounts Payable” means the Company’s and Subsidiaries’ combined trade accounts payable, calculated in accordance and compliance with GAAP consistently with Company’s past practices.

“Accrued Expenses” means the Company’s and Subsidiaries’ combined expenses of the types treated as “accrued expenses” under GAAP, calculated in accordance and compliance with GAAP consistent with the Company’s and Subsidiaries’ respective past practices, provided, however, the Agreed Warranty Reserve and the Agreed Legal Settlement Reserve shall be used in determining Accrued Expenses. A pro forma exemplar of Accrued Expenses is attached as part of Exhibit 9.1.

“Actual Fraud” means: (a) with respect to any Seller, actual intentional fraud by such Seller in connection with the negotiation and execution of this Agreement as determined pursuant to a final non-appealable judgment of a court of competent jurisdiction; and (b) with respect to Buyer, actual intentional fraud by Buyer in connection with the negotiation and execution of this Agreement as determined pursuant to a final non-appealable judgment of a court of competent jurisdiction.

“Adverse Consequence” means any loss, cost, liability, damage, fine, judgment, fee, award or reasonable expense (including reasonable legal and other professional fees and expenses) in each case, net of any associated Tax Benefit; provided, however, Adverse Consequence does not include: (a) consequential loss or damages other than reasonably foreseeable and proximately caused consequential loss or damages; or (b) punitive or exemplary damages, except (in each case) to the extent any such Adverse Consequence is found by a court of competent jurisdiction to be owed to a third party; or (c) loss of business reputation or opportunity (corporate, financial or otherwise).

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“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of stock, by Contract or otherwise.

“Agreed Legal Settlement Reserve” means $700,000.

“Agreed Warranty Reserve” means $80,808,580.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Annual Financial Statements” has the meaning set forth in Section 2.6(a).

“Assets” has the meaning set forth in Section 2.5.

“Basket” has the meaning set forth in Section 8.4(a).

“Books and Records” includes all data, documents, ledgers, databases, books, records, business plans, records of sales, customer and supplier lists, files, Contracts and Organizational Documents.

“Business” has the meaning set forth in the second paragraph of this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Indiana.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Buyer’s Group” means Buyer and any other Person with whom Buyer is grouped or associated for relevant Tax purposes.

“Buyer’s Tax Contest” has the meaning set forth in Section 5.7(e).

“Canadian GST Audit” means the pending dispute between Jayco, Inc. regarding Canadian Goods and Services Tax/Harmonized Sales Tax assessments covering the periods from April 1, 2007 – December 31, 2009.

“Cap” has the meaning set forth in Section 8.4(b).

“CERCLA” has the meaning set forth in Section 2.18(a).

“Closing” has the meaning set forth in Section 1.5.

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“Closing Date” has the meaning set forth in Section 1.5.

“Closing Date Cash” means the sum of: (a) the aggregate amount of cash, cash equivalents and marketable securities of the Company and Subsidiaries, including outstanding security and similar deposits, minus (b) the aggregate amount of all outstanding checks of the Company and Subsidiaries, plus (c) the aggregate amount of all checks, money orders and other wire transfers and drafts deposited or available for deposit for the account of the Company and Subsidiaries, in each case, determined in accordance and compliance with GAAP as of the close of business on the Closing Date, without giving effect to the consummation of the transactions contemplated by this Agreement.

“Closing Date Debt” means the aggregate Indebtedness of the Company and Subsidiaries outstanding as of immediately prior to Closing.

“Closing Date Tangible Net Assets” means Tangible Net Assets as of the 11:59 p.m. on June 30, 2016, without giving effect to the consummation of the transactions contemplated by this Agreement.

“Closing Date Tangible Net Assets Adjustment” means the amount, if any of any increase or decrease to the Final Closing Cash Payment as determined pursuant to clause (a) or (b) below, as applicable, taking into account and without duplication of adjustments made in determining the Estimated Closing Cash Payment.

(a)          If the Final Closing Date Tangible Net Assets exceed the Estimated Closing Date Tangible Net Assets, then the Final Closing Cash Payment will be increased on a dollar-for-dollar basis by the amount of the difference between Final Closing Date Tangible Net Assets and Estimated Closing Date Tangible Net Assets.

(b)          If the Final Closing Date Tangible Net Assets are less than the Estimated Closing Date Tangible Net Assets, then the Final Closing Cash Payment will be decreased on a dollar-for-dollar basis by the amount of the difference between Final Closing Date Tangible Net Assets and the Estimated Closing Date Tangible Net Assets.

“Closing Date Seller Transaction Expenses” means all Seller Transaction Expenses, to the extent unpaid as of immediately prior to Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Intellectual Property” has the meaning set forth in Section 2.12.

“Company IP Agreements” has the meaning set forth in Section 2.12.

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“Company Material Adverse Effect” means any event, circumstance, change, effect or condition that, individually or in the aggregate: (a) is significantly adverse to the assets, properties, financial condition, Business or results of operations of the Company and Subsidiaries, taken as a whole; provided, however, that none of the following changes will constitute, or will be considered in determining whether there has occurred, and no event, circumstance, change, effect or condition resulting from or arising out of any of the following will constitute, a Company Material Adverse Effect: (i) the announcement of the execution of this Agreement or any other Transaction Document or the intended consummation of the transactions contemplated in this Agreement or other Transaction Documents in accordance with their respective terms (including any threatened or actual impact on any relationship with any customer, vendor, supplier, distributor, landlord or employee of the Company or Subsidiaries); (ii) the failure of the Company or Subsidiaries to meet any estimate of revenues, earnings or other financial projections, performance measures or operating statistics (provided that the facts and circumstances underlying any such failure may be considered in determining whether there has occurred a Company Material Adverse Effect); (iii) any condition or change in economic conditions generally affecting the economy or the industries in which the Company or Subsidiaries operates; (iv) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency, war or the occurrence of any military or terrorist attack on the United States or any of its territories, possessions, offices or military installations; (v) any condition affecting financial, banking or securities markets (including any disruption of them and any decline in the price of any security or market index); (vi) any change in any Law, Orders or GAAP that arose wholly post-Closing; and (vii) the taking of any action required or expressly permitted by this Agreement or the other Transaction Documents, including the completion of the transactions contemplated in this Agreement or other Transaction Documents in accordance with their respective terms; provided, that, with respect to a matter described in any of the foregoing clauses (a)(iii)-(vi) of this definition, such matter does not have a disproportionate adverse effect on the Company and Subsidiaries taken as a whole relative to other comparable businesses operating in the industries in which the Company or Subsidiaries operates; or (b) prevents Sellers from consummating, or materially impairs or delays the ability of Sellers to consummate, the transactions contemplated by this Agreement or any other Transaction Document. Except where the context indicates otherwise, a matter that impairs, damages, reduces the value in any twelve-month period of, or otherwise negatively impacts the value of the Company and/or the Subsidiaries in an amount equal to or greater than $500,000 shall be presumptively deemed to constitute a Company Material Adverse Effect.

“Confidentiality Agreement” means the confidentiality agreement executed by Company on January 19, 2016.

“Contingent Floor Plan Obligations” means contingent obligations under Company’s floor plan financing arrangements.

“Continuation Period” has the meaning set forth in Section 5.4(a).

“Continuing Employees” has the meaning set forth in Section 5.4(a).

“Contract” means any written or oral agreement, contract, indenture, lease, instrument, arrangement, commitment or obligation that is legally binding (in each case, including any amendments and modifications).

“Copyrights” has the meaning set forth in Section 2.12.

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“Disclosure Schedule” means the schedules delivered in connection with this Agreement which: (a) set forth the information specifically described in certain of the representations and warranties contained in Article 2 and Article 3 and (b) set forth exceptions or qualifications to the representations and warranties contained in Article 2 and Article 3.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), in each case, whether or not subject to ERISA, and any other compensation or benefit, program, plan, policy, Contract (other than statutory or Tax-based programs such as workers’ compensation or social security), including insurance coverage, severance or retention compensation or benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation which is maintained or contributed to by the Company or any of its Affiliates or ERISA Affiliates for the benefit of current or former consultants, directors or employees of the Company or Subsidiaries or with respect to which the Company or Subsidiaries has or would reasonably expect to have any Liability (including on account of any ERISA Affiliate).

“Encumbrance” means any charge, claim, equitable interest, mortgage, lien, easement, option, warrant, purchase right, pledge, security interest, right of first refusal, marital or community property interest or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income or exercise of any other attribute of ownership, in each case, whether voluntarily imposed or arising by operation of Law.

“Environment” has the meaning set forth in Section 2.18(a).

“Environmental Action” means any testing, sampling, analysis, digging, boring, removal of soil, relocation of soil or preparation of baseline environmental assessments relating to the Environment on any Owned Real Property or Leased Real Property.

“Environmental Law” has the meaning set forth in Section 2.18(a).

“Environmental Liability” means any Adverse Consequence arising from or relating to any violation of or liability under any Environmental Law with respect to facts, events or conditions occurring or in existence on or before the Closing Date.

“Environmental Matters” has the meaning set forth in Section 2.18(a).

“Environmental Reports” are defined in Section 2.18(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that at any relevant time is or was considered a single employer with Company or any Subsidiary under Section 414 of the Code or under ERISA Section 4001(b), or part of the same “controlled group” as Company or any Subsidiary for purposes of ERISA Section 302(d)(3).

“Escrow Agent” means Wells Fargo Bank, National Association.

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“Escrow Agreement” has the meaning set forth in Section 1.2(b).

“Escrow Funds” has the meaning set forth in Section 1.2(a).

“ESPP” has the meaning set forth in Section 5.4(c).

“Estimated Closing Cash Payment” has the meaning set forth in Section 1.2(a).

“Estimated Closing Date Cash” has the meaning set forth in Section 1.3(a).

“Estimated Closing Date Debt” has the meaning set forth in Section 1.3(a).

“Estimated Closing Date Seller Transaction Expenses” has the meaning set forth in Section 1.3(a).

“Estimated Closing Date Tangible Net Assets” has the meaning set forth in Section 1.3(a).

“Estimated Closing Date Tangible Net Assets Adjustment” means the amount, if any, of any increase or decrease to the Estimated Closing Cash Payment as determined pursuant to clause (a) or (b) below, as applicable.

(a)          If Estimated Closing Date Tangible Net Assets exceeds the Target Amount, then the Estimated Closing Cash Payment will be increased on a dollar-for-dollar basis by the amount of such excess.

(b)          If the Target Amount exceeds Estimated Closing Date Tangible Net Assets, then the Estimated Closing Cash Payment will be decreased on a dollar-for-dollar basis by the amount of such excess.

“Estimated Closing Statement” has the meaning set forth in Section 1.3(a).

“Estimated Purchase Price” has the meaning set forth in Section 1.2(c).

“Excluded Assets” means the Excluded Real Estate and the other assets identified on Exhibit 9.2.

“Excluded Assets Entity” means Bontrager Holdings, LLC, an Indiana limited liability company organized on June 2, 2016.

“Excluded Real Estate” has the meaning set forth in Section 2.11(a).

“Fiduciary Obligations” has the meaning set forth in Section 5.4(c).

“Final Closing Cash Payment” means an aggregate amount equal to: (i) $582,000,000; plus or minus (as applicable) (ii) the Closing Date Tangible Net Assets Adjustment; plus (iii) Closing Date Cash; minus (iv) Closing Date Debt; minus (v) Closing Date Seller Transaction Expenses; minus (vi) the Seller Representative Holdback Funds; minus (vii) the Escrow Funds, in the case of the foregoing clauses (ii)-(vii), as finally determined in accordance with Section 1.3 (whether as a result of a failure to timely deliver an Objection Notice, mutual resolution of the Sellers (acting through the Seller Representative) and Buyer pursuant to Section 1.3(b), determination by the Accounting Firm in accordance with Section 1.3(c), or any combination).

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“Final Closing Date Tangible Net Assets” means Closing Date Tangible Net Assets, as finally determined in accordance with Section 1.3 (whether as a result of a failure to timely deliver an Objection Notice, mutual resolution of Sellers and Buyer pursuant to Section 1.3(b), determination by the Accounting Firm in accordance with Section 1.3(c), or any combination).

“Financial Advisor” means City Capital Advisors, LLC.

“Financial Statements” has the meaning set forth in Section 2.6(a).

“First Party” has the meaning set forth in Section 5.7(e).

“Forms” has the meaning set forth in Section 5.7(j).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“GEN23” means GEN23, Corp., an Indiana corporation, and its subsidiary Jayco International Sales, Inc., an Indiana corporation which is a Domestic International Sales Corporation.

“Governmental Authorization” means any approval, consent, license, registration, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

“Governmental Body” means any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, commission, board, instrumentality, official or entity and any court or other tribunal); (d) multi-national organization or body; (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority; or (f) organization or association that sponsors, authorizes or conducts any arbitration Proceeding, or any arbitrator or panel of arbitrators, the decisions of which are enforceable in any court of law.

“Indebtedness” means, as of any time with respect to any Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any premiums, penalties, make-whole payments, termination fees, breakage costs and other fees and expenses that are due upon prepayment of such obligations) arising under, any obligations of such Person consisting of: (a) indebtedness for borrowed money; (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such date; (c) all amounts owing or due under any interest rate, currency, swap or other hedging agreements; (d) all capital lease obligations of such Person; (e) all reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, but only to the extent that such letters of credit, bank guarantees, bankers’ acceptances or other similar instruments have been drawn upon; (f) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade payables incurred in the Ordinary Course of Business), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; and (g) all guarantees by such Person of any Liabilities of another Person of a type described in the foregoing clauses (a)-(g); provided however, Indebtedness does not include any Contingent Floor Plan Obligations.

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“Indemnified Party” has the meaning set forth in Section 8.5(a)(i).

“Indemnifying Party” has the meaning set forth in Section 8.5(a)(i).

“Insiders” has the meaning set forth in Section 2.19.

“Insurance Policies” has the meaning set forth in Section 2.14.

“Intellectual Property” has the meaning set forth in Section 2.12.

“Intellectual Property Registrations” is defined in Section 2.16.

“Interim Financial Statements” has the meaning set forth in Section 2.6(a).

“IRS” means the United States Internal Revenue Service.

“Law” means any law, ordinance, principle of common law (including equitable principles), statute, code, regulation, rule or treaty enacted, issued or promulgated by any Governmental Body.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or Subsidiaries.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect to them, pursuant to which the Company or any of the Subsidiaries holds any Leased Real Property.

“Legal Requirement” means any federal, state, local, municipal, constitution, law, rule, ordinance, principle of common law, code, regulation, statute, or treaty, and any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Liability” means any debt, liability or obligation (whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating to them, provided, however, Liability does not include Contingent Floor Plan Obligations.

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“Licensed Intellectual Property” has the meaning set forth in Schedule 2.12.

“Material Contracts” has the meaning set forth in Section 2.13(a).

“Material Customers” has the meaning set forth in Section 2.21.

“Material Vendors” has the meaning set forth in Section 2.20.

“Materials of Environmental Concern” has the meaning set forth in Section 2.18(a).

“Multi-Employer Retirement Plan” has the meaning set forth in Section 3(37)(A) of ERISA.

“Net Accounts Receivable” means the Company’s and Subsidiaries’ combined trade accounts and notes receivable, net of reserves established by the Company or Subsidiaries calculated in accordance and compliance with GAAP consistent with their respective past practices.

“Net Inventories” means the Company’s and Subsidiaries’ combined inventories of raw materials, work in process and finished goods, calculated in accordance with GAAP net of reserves established by the Company or Subsidiaries calculated in accordance and compliance with GAAP consistent with their respective past practices.

“Net Property and Equipment” means the Company’s and Subsidiaries’ combined real and personal property, including equipment, of the types treated as “property and equipment” under GAAP, net of reserves for depreciation established by the Company or Subsidiaries calculated in accordance and compliance with GAAP consistent with their respective past practices. A pro forma exemplar of Net Property and Equipment is attached as part of Exhibit 9.1.

“New Plans” has the meaning set forth in Section 5.4(a).

“NQDC Plan” has the meaning set forth in Section 2.17(g).

“Objection Notice” has the meaning set forth in Section 1.3(b).

“Order” means any award, decree, stipulation, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Body.

“Ordinary Course of Business” means in accordance with the ordinary and customary day-to-day operations of the Company or Subsidiaries, as the case may be, consistent with their respective past practice with respect to the activity in question.

“Organizational Documents” means the organizational documents of a non-natural Person, including, as applicable, the charter, articles or certificate of incorporation, bylaws, articles of organization or certificate of formation, operating agreement or similar governing documents, as amended.

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“Other Assets” means the Company’s and Subsidiaries’ combined assets of the types treated as “other assets” under GAAP, net of reserves established by the Company or Subsidiaries calculated in accordance and compliance with GAAP consistent with their respective past practices. A pro forma exemplar of Other Assets is attached as part of Exhibit 9.1.

“Other Party” means (a) with respect to Sellers (or any Seller) or references to a Party that refer to Sellers (or any Seller), “Other Party” means Buyer; and (b) with respect to Buyer or references to a Party that refer to Buyer, “Other Party” means Sellers.

“Owned Real Property” is defined in Section 2.11(a).

“Party” and “Parties” have the meanings set forth in the first paragraph of this Agreement.

“Patents” has the meaning set forth in Section 2.12.

“Permitted Encumbrances” means: (a) Encumbrances for Taxes not yet due and payable; (b) minor imperfections of title and other similar Encumbrances that do not and would not reasonably be likely to materially detract from the value of the asset or property subject to them or materially impair the continued use and/or occupancy of such asset or property in connection with the operations of the Company or Subsidiaries; (c) Encumbrances arising by operation of Law in the Ordinary Course of Business, such as mechanics’ Encumbrances, materialmen’s Encumbrances, carriers’ Encumbrances, warehousemen’s Encumbrances and similar Encumbrances; provided, that the underlying obligations are not delinquent or are being disputed in good faith; (d) pledges or deposits under workers’ compensation (or similar) Laws, unemployment insurance or other types of insurance or compensation plans, participation in which is mandatory in connection with the operation of the Business in the Ordinary Course of Business; (e) pledges or deposits that secure the performance of tenders, statutory obligations, bonds, bids, leases, Contracts and similar obligations; (f) with respect to any real property lease, Encumbrances arising pursuant to the terms of the applicable lease or arising under zoning, land use or other applicable Laws that do not and would not reasonably be likely to materially impair the continued use or occupancy of such property by the Company or Subsidiaries; (g) Encumbrances relating to Contingent Floor Plan Obligations; and (h) Encumbrances to be discharged at Closing upon the discharge by Buyer of Closing Date Debt.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Body or other entity.

“Platform Agreement” has the meaning set forth in Section 2.12.

“Post-Closing Straddle Period” has the meaning set forth in Section 5.7(a).

“Pre-Closing Period” means any taxable period ending on or prior to the Closing Date.

“Pre-Closing Period Returns” has the meaning set forth in Section 5.7(b)(i).

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“Pre-Closing Straddle Period” has the meaning set forth in Section 5.7(a).

“Pre-Closing Tax Refunds” means refunds of, or applications against Tax in lieu of refunds of, Pre-Closing Taxes.

“Pre-Closing Taxes” means, without duplication of any of the following subsections, the aggregate amount of: (a) all Taxes payable by the Company or Subsidiaries for any Pre-Closing Period; (b) all Taxes payable by the Company or Subsidiaries attributable to a Pre-Closing Straddle Period; and (c) the employer portion of employment Taxes payable in connection with any transaction, change in control, deferred compensation or similar bonuses payable by the Company or Subsidiaries to employees upon consummation of the transactions contemplated by this Agreement; provided, however, that Pre-Closing Taxes will not include Taxes that arise as a result of a voluntary transaction, action or omission carried out or effected by the Company or Subsidiaries or Buyer, or any member of Buyer’s Group, at any time after Closing on the Closing Date; provided, however, that Pre-Closing Taxes will include any Taxes attributable to transactions, actions or omissions that are carried out or effected after Closing on the Closing Date but only to the extent that such transactions, actions or omissions are carried out or effected: (i) pursuant to an obligation under this Agreement or pursuant to a legally binding commitment created prior to Closing; or (ii) in the Ordinary Course of Business (such as sales from normal operations).

“Preliminary Closing Statement” has the meaning set forth in Section 1.3(b).

“Prepaid Expenses” means the Company’s and Subsidiaries’ combined prepaid expenses, calculated in accordance and compliance with GAAP consistent with Company’s past practices. A proforma exemplar of Prepaid Expenses is attached as part of Exhibit 9.1.

“Proceeding” means any action, arbitration, known audit, known examination, hearing, known claim, litigation, proceeding or lawsuit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Body.

“Purchase Price” has the meaning set forth in Section 1.2(c).

“R&W Insurance Binder” means the agreement, dated as of June 30, 2016, by and between Buyer and Berkshire Hathaway Specialty Insurance, pursuant to which the R&W Insurance Policy is bound.

“R&W Insurance Policy” means the Buyer-side representations and warranties insurance policy (including all exhibits, annexes and endorsements thereto) covered by the R&W Insurance Binder, with a policy number 42-PMA-150713-01, and effective as of Closing, with the premium for the R&W Insurance being payable one half by Sellers and one half by the Buyer.

“Recent Balance Sheet” has the meaning set forth in Section 2.6(a).

“Release” has the meaning set forth in Section 2.18(a).

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“Representative” means, with respect to a particular Person, any director, officer, manager, managing member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Required Governmental Authorizations” has the meaning set forth in Section 2.9(a).

“Review Period” has the meaning set forth in Section 1.3(b).

“Second Party” has the meaning set forth in Section 5.7(e).

“Section 338(h)(10) Election” has the meaning set forth in Section 5.7(j).

“Seller” and “Sellers” have the meanings set forth in the first paragraph of this Agreement.

“Seller Aggregate Cap” has the meaning set forth in Section 8.6(b).

“Seller Express SPA Representations” has the meaning set forth in Section 2.24.

“Seller Indemnified Parties” has the meaning set forth in Section 8.3.

“Seller Representative” has the meaning set forth in Section 5.9(a).

“Seller Representative Holdback Funds” has the meaning set forth in Section 1.2(a).

“Seller Transaction Expenses” means all fees, costs and expenses incurred by or on behalf of Sellers or the Company or Subsidiaries in connection with this Agreement or the consummation of the transactions contemplated by this Agreement (in each case, to the extent payable or owed by the Company or Subsidiaries, and whether invoiced before or after Closing), including, but not limited to: (a) all brokers’, finders’ or investment bankers’ fees incurred by or on behalf of Sellers or the Company or Subsidiaries in connection with the negotiation, preparation, execution and consummation of the transactions contemplated hereby, including those of the Financial Advisor; (b) fees and expenses of legal counsel or other professional advisors incurred by or on behalf of Sellers or the Company or Subsidiaries in connection with consummation of the transactions contemplated by this Agreement; and (c) all transaction, change in control, deferred compensation or similar bonuses (whether payable, accrued or otherwise unpaid at the Closing or to be paid out of the Estimated Closing Cash Payment) payable by the Company or Subsidiaries to employees or non-employees upon consummation of the transactions contemplated by this Agreement, except for obligations under the SERP and the ESPP. For avoidance of doubt, Sellers’ agreement and obligation to pay 50% of the premium for the R&W Insurance has been addressed through the Estimated Closing Date Tangible Net Assets Adjustment, and shall not be deemed, or chargeable to Sellers as, a Seller Transaction Expense.

“Sellers’ Knowledge” means the actual knowledge, after reasonable inquiry, of Wilbur L. Bontrager, Derald Bontrager, John Wolf, and Michael Ritchie.

“Sellers’ Tax Contest” has the meaning set forth in Section 5.7(e).

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“SERP” has the meaning set forth in Section 5.4(c).

“SERP/ESPP/Transaction Compensation Agreements Tax Benefit” means the tax benefit (at 36%) realizable by Buyer or Company or Subsidiaries upon the payment of the obligations under the SERP, the ESPP and the Transaction Compensation Agreements.

“Shares” has the meaning set forth in the second paragraph of this Agreement.

“Software” means all computer software, including source code, executable code, firmware, systems, tools, data, databases and other collections of data and all documentation relating to them.

“Solvent” means, with respect to any Person, that: (a) the present fair saleable value of the assets owned by such Person exceeds the amount required to pay its probable liability on its existing debts as they become absolute and matured; (b) such Person does not have an unreasonably small amount of capital with which to engage in its business; and (c) such Person will be able to pay its debts and liabilities as they become due.

“Straddle Period” has the meaning set forth in Section 5.7(a).

“Straddle Period Returns” means the Tax Returns that are required to be filed for any Straddle Period.

“Subsidiaries” has the meaning set forth in Section 2.1(c).

“Tangible Net Assets” means the sum of Company’s and Subsidiaries’ combined (i) Net Accounts Receivable, plus (ii) Prepaid Expenses, plus (iii) Net Inventories, plus (iv) Net Property and Equipment, plus (v) Other Assets, minus (vi) Accounts Payable, and minus (vii) Accrued Expenses, in each case, as identified in the balance sheet line items included in the illustrative calculation set forth on Exhibit 9.1, calculated in accordance with the accounting principles used in the illustrative calculation set forth on Exhibit 9.1. For avoidance of doubt: (A) Tangible Net Assets will exclude Closing Date Cash, Closing Date Debt, Closing Date Seller Transaction Expenses, and any deferred Tax assets and deferred Tax liabilities, (B) Net Inventories will be valued on the last-in, first-out inventory basis provided for under GAAP, (C) the Agreed Warranty Reserve and the Agreed Legal Settlement Reserve shall be used in determining Accrued Expenses, (D) Tangible Net Assets will be reduced by Transaction Compensation Agreements payable after the Closing, in the amount of $5,825,000, and (E) the SERP/ESPP/Transaction Compensation Agreements Tax Benefit shall be taken into account in determining Tangible Net Assets, and (F) for purposes of determining Net Assets, the items identified on Exhibit 9.1 as items to be disregarded, will be disregarded.

“Target Amount” means an amount equal to $125,000,000.

“Tax” or “Taxes” means any tax (including any income tax, gross receipts tax, capital gains tax, value-added tax, sales tax, use tax, property tax, business tax, payroll tax, withholding tax (including nonresident withholding tax or composite income tax), gift tax, estate tax, franchise tax, unclaimed property, net worth tax, excise tax and business occupancy tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee or any related charge or amount (including any fine, penalty, interest or addition to such amount), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing Contract or any other Contract relating to the sharing of payment of any tax, levy, assessment, tariff, duty, deficiency or fee.

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“Tax Benefit” means the value of any refund, credit or reduction in otherwise required Tax payments, including any interest payable on them, provided that such value will be computed as of the later of the Closing Date or the first date on which the right to the refund, credit or other Tax reduction arises or otherwise becomes available to be utilized (regardless of the time of actual utilization of the benefit), in each case, using the Tax rate applicable to the highest level of income with respect to such Tax under applicable Law on such date.

“Tax Claim” has the meaning set forth in Section 5.7(e).

“Tax Dispute” has the meaning set forth in Section 5.7(g).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Taxing Authority” means any federal, state, local or foreign Governmental Body or authority responsible for the imposition or collection of any Tax.

“Third-Party Proceeding” has the meaning set forth in Section 8.5(a).

“Trade Secrets” is defined in Section 2.12.

“Trademarks” is defined in Section 2.12.

“Transaction Compensation Agreements” has the meaning set forth in Section 2.13(c).

“Transaction Documents” means this Agreement, the Escrow Agreement and all other agreements to be executed and delivered by a Party in connection with the consummation of the transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 5.7(f).

“WARN Act” means the Worker Adjustment and Retraining Notification (WARN) Act Pub. L. 100 379.102 stat. 890 (1988), as amended, codified at 29 U.S.C. 2101 et seq.

“WIP” has the meaning set forth in Section 1.3(f).

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Article 10
General

Section 10.1   Binding Effect; Benefits; Assignment. The terms of this Agreement and the other Transaction Documents executed by a Party will be binding upon, inure to the benefit of and be enforceable by and against such Party and its legal representatives, successors and authorized assigns. Except: (a) as otherwise expressly provided in this Agreement or another Transaction Document; and (b) for the provisions of Article 8, which are intended to be for the benefit of, and will be enforceable by, the Seller Indemnified Parties and the Buyer Indemnified Parties, nothing in this Agreement or such other Transaction Document, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement or such other Transaction Document, this Agreement and the other Transaction Documents being for the exclusive benefit of the Parties and their respective legal representatives, successors and authorized assigns. No Party may assign any of its rights or obligations under this Agreement or any other Transaction Document to any other Person without the prior written consent of the other Parties to this Agreement or the other parties to such other Transaction Documents, as applicable, and any such attempted or purported assignment will be null and void; provided, however, that Buyer may, without consent, assign all or part of its rights under this Agreement or other Transaction Document to one or more of its Affiliates which assignment will not relieve Buyer of any of its obligations under this Agreement or such other Transaction Document.

Section 10.2   Entire Agreement. This Agreement, the exhibits and schedules to this Agreement (including the Disclosure Schedule), the Confidentiality Agreement and the other Transaction Documents set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement or other Transaction Documents, as applicable, and supersede all prior Contracts, letters of intent, arrangements and understandings relating to their subject matter. The Confidentiality Agreement will be deemed terminated automatically effectively immediately upon the earlier of: (a) the Closing; and (b) the termination of the Confidentiality Agreement in accordance with its terms. No representation, promise, inducement or statement of intention has been made by any Party in connection with the transactions contemplated by this Agreement or other Transaction Document that is not embodied in this Agreement or such other Transaction Document, as applicable, and no Party will be bound by or liable for any alleged representation, promise, inducement or statement of intention not so embodied.

Section 10.3   Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled, and any of its provisions may be waived, only by a written instrument executed by the Parties or, in the case of a waiver, by the Party waiving compliance. The failure of a Party at any time to require performance of any provision of this Agreement will in no manner affect the right of that Party at a later time to enforce such provision. No waiver by a Party of any provision of this Agreement or the breach of any provision of this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of such provision or breach, or any other provision of this Agreement.

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Section 10.4   Governing Law; Exclusive Jurisdiction. This Agreement and any dispute about which this Agreement is a subject will be governed by and construed in accordance with the applicable Laws of the State of Indiana, without regard to choice of law principles of any jurisdiction. The Parties hereby submit to the exclusive jurisdiction of the state located in Elkhart County, Indiana or the federal court sitting in the Northern District of Indiana, South Bend Division in respect of any Proceeding related to or arising out of this Agreement, including any Proceeding involving the interpretation or enforcement of the provisions of this Agreement, and the Parties waive, and agree not to assert, any defense in any such action, suit or Proceeding, that they are not subject to such jurisdiction or that such action, suit or Proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that such suit, action or Proceeding is brought in an inconvenient forum, or that the venue of such suit, action or Proceeding is improper. The Parties agree not to bring any Proceeding related to or arising out of this Agreement in any court other than the state courts located in Elkhart County, Indiana or the federal courts sitting in the Northern District of Indiana, South Bend Division.

Section 10.5   WAIVER OF TRIAL BY JURY. each party acknowledges and agrees that any controversy that may arise under this agreement is likely to involve complicated and difficult issues and therefore each party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any right such party may have to a trial by jury in respect of any proceeding directly or indirectly arising out of or relating to this agreement or the transactions contemplated by this agreement.

Section 10.6   Notices. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement must be in writing and will be deemed to have been duly given: (a) on the day of delivery, if delivered by hand; (b) on the day of delivery, if sent by facsimile or electronic mail (with confirmation of receipt) at or prior to 5:00 p.m. Eastern Time on a Business Day; (c) on the first Business Day following delivery, if sent by facsimile or electronic mail on a day that is not a Business Day or after 5:00 p.m. Eastern Time on a Business Day; (d) on the first Business Day following deposit with a nationally recognized overnight delivery service; or (e) upon the earlier of actual receipt and the fifth Business Day following first class mailing, with first class, postage prepaid:

If to Buyer:
Thor Industries, Inc. Attn: Todd Woelfer 601 East Beardsley Avenue Elkhart, Indiana 46514 Email: twoelfer@thorindustries.com

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If to Sellers, to the Seller Representative at :	with a copy to (which will not constitute notice):

Wilbur L. Bontrager 107 Industrial Parkway Middlebury, Indiana 46540 Email: bontrah.llc@gmail.com	BARNES & THORNBURG LLP Attn: Glenn E. Killoren 121 West Franklin Street, Suite 200 Elkhart, Indiana 46516 Facsimile: (574) 296-2535 Email: glenn.killoren@btlaw.com

A Party may change its address, facsimile number or email address by prior written notice to the other Party provided as set forth in this Section 10.6.

Section 10.7   Counterparts. This Agreement may be executed by original signature or by facsimile, digital or other electronic signature and in one or more counterparts, each of which will be deemed an original and together will constitute one and the same instrument.

Section 10.8   Expenses. Except as otherwise expressly provided in this Agreement, Sellers, on one hand, and Buyer, on the other hand, will each pay all of their own expenses, costs and fees (including legal and other professional fees and costs) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated by them (whether the transactions contemplated by this Agreement are consummated or not).

Section 10.9   Headings; Construction; Time of Essence. The headings of the articles, sections and paragraphs in this Agreement have been inserted for convenience of reference only and will not restrict or otherwise modify any of the provisions of this Agreement. Unless otherwise expressly provided, the words “including”, “include” or “includes”, or other similar words, whenever used in this Agreement will be deemed to be immediately followed by the words “without limitation.” The words “herein”, “hereby”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any exhibits and schedules to this Agreement) and not merely to any particular section, subsection or paragraph contained in this Agreement. All references in this agreement to Sections, Schedules or Exhibits are references to Sections of, and Exhibits and Schedules to, this Agreement, unless the context otherwise requires. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Neither this Agreement nor any other Transaction Document (nor any uncertainty or ambiguity in it or them) will be construed against a Party under any rule of construction or otherwise. No Party will be considered the draftsman of this Agreement or any other Transaction Document. The provisions of this Agreement have been negotiated by and chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against a Party. All references to dollars or “$” in this Agreement or any other Transaction Document are to U.S. Dollars. For purposes of determining the Final Closing Cash Payment, the calculation of each component will be determined without duplication of amounts taken into account in the calculation of any other component.

Stock Purchase Agreement	Page 66

Section 10.10   Partial Invalidity. Whenever possible, each provision of this Agreement and each other Transaction Document will be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Agreement or other Transaction Document is, for any reason, held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or other Transaction Document, as applicable, which will otherwise remain in full force and effect. Upon any such determination that any provision of this Agreement or other Transaction Document is invalid, illegal or unenforceable, the Parties will negotiate in good faith to modify this Agreement or other Transaction Document, as applicable, by replacing the invalid, illegal or unenforceable provisions with legal, valid and enforceable provisions the effect of which comes as close as practicable to the original intent of the Parties in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 10.11   Specific Performance. The Parties agree that irreparable damage could occur to the non-breaching Party if any provision of this Agreement were not performed by a Party in accordance with its terms. Accordingly, the Parties agree that, subject to the limitations set forth in this Section 10.11, in addition to any other remedy to which a non-breaching Party is entitled at Law or in equity, the non-breaching Party will be entitled to seek injunctive relief to prevent breaches of this Agreement and will be entitled to specifically enforce the performance of the provisions of this Agreement. The Parties agree and acknowledge that by seeking the remedies provided for in this Section 10.11, a Party will not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement or in the event that the remedies provided for in this Section 10.11 are not available or otherwise are not granted. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with any such order or injunction.

Section 10.12   Records; Representation by Barnes & Thornburg LLP; Privileged Communications. In the event of any dispute following Closing between Buyer or any of its Affiliates (including the Company), on the one hand, and one or more Sellers, on the other hand, Buyer and the Company consent to the representation by Barnes & Thornburg LLP of such Seller or Sellers notwithstanding the prior representation of the Company or Subsidiaries by Barnes & Thornburg LLP, and Buyer and the Company and Subsidiaries waive any right to object to such representations on the basis of any conflict of interest arising from such representation or similar claim. Buyer acknowledges and agrees that as to all pre-Closing communications between or among any Seller or Sellers and/or the Company or Subsidiaries and their respective employees and agents, on one hand, and their respective legal counsel (including Barnes & Thornburg LLP), on the other hand, relating to the Transaction Documents or the transactions contemplated by them, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to and may be controlled by Sellers, and will not pass to or be claimed by Buyer or any of its Affiliates (including, following Closing, the Company and Subsidiaries). The Company may remove from its records, all privileged communications and attorney-client work product relating to this Agreement and the facts and circumstances relating to it; provided, however, that Seller Representative shall cause such records to be preserved for a period of no less than one (1) year after the Closing (the “Record Retention Period”), and before removing any such records, but in no event later than fourteen (14) days following the removal of such records, the Seller Representative shall certify to Buyer in writing the following information: (i) the identity of the vendor who will be performing the search and removal of such records, (ii) the search terms and removal parameters or criteria to be used by such vendor, (iii) the estimated number of documents and volume of data to be removed, and (iv) the identity of the proposed custodian of the removed records for the Record Retention Period. At the Closing, the Seller Representative shall provide a written update of the number of documents and volume of data removed and the telephone number of the custodian of any removed records for the Retention Period.

[Signatures on following pages]

Stock Purchase Agreement	Page 67

The Parties have executed this Stock Purchase Agreement as of the date stated in the first paragraph of this Stock Purchase Agreement.

“BUYER”

Thor Industries, Inc.

By:	/s/ Robert W. Martin
Name:	Robert W. Martin
Title:	CEO

Stock Purchase Agreement	Signature Page

“COMPANY”

Jayco, Corp.

By:	/s/ Wilbur L. Bontrager
Wilbur L. Bontrager, Chairman of the Board

“SELLER REPRESENTATIVE”
(solely in the capacity as the Seller Representative)

/s/ Wilbur L. Bontrager
Wilbur L. Bontrager

Stock Purchase Agreement	Signature Page

“SELLERS”

Bontrager Family Trust, Shareholder By: JPMorgan Chase Bank, N.A., Trustee		Wilbur L. Bontrager Annuity Trust dated December 16, 2009, Shareholder
By: JPMorgan Chase Bank, N.A., Trustee

/s/ Thomas E. Hightshue		/s/ Thomas E. Hightshue
Name:	Thomas E. Hightshue	Name:	Thomas E. Hightshue
Title:	Vice President & Trust Officer	Title:	Vice President & Trust Officer
Date:	6/30/16	Date:	6/30/16

Wilbur L. Bontrager 2012 Annuity Trust, Shareholder
By: JPMorgan Chase Bank, N.A., Trustee

/s/ Thomas E. Hightshue		/s/ Wilbur L. Bontrager
Name:	Thomas E. Hightshue	Wilbur L. Bontrager, Shareholder
Title:	Vice President & Trust Officer	Date:	6/23/16
Date:	6/30/16

Sarah Bontrager Annuity Trust dated December 16, 2009, Shareholder		Sarah Bontrager 2012 Annuity Trust, Shareholder
By: JPMorgan Chase Bank, N.A., Trustee		By: JPMorgan Chase Bank, N.A., Trustee

/s/ Thomas E. Hightshue		/s/ Thomas E. Hightshue
Name:	Thomas E. Hightshue	Name:	Thomas E. Hightshue
Title:	Vice President & Trust Officer	Title:	Vice President & Trust Officer
Date:	6/30/16	Date:	6/30/16

Derald L. Bontrager Annuity Trust dated December 16, 2009, Shareholder		Derald L. Bontrager 2012 Annuity Trust, Shareholder
By: JPMorgan Chase Bank N.A., Trustee		By: JPMorgan Chase Bank, N.A., Trustee

/s/ Thomas E. Hightshue		/s/ Thomas E. Hightshue
Name:	Thomas E. Hightshue	Name:	Thomas E. Hightshue
Title:	Vice President & Trust Officer	Title:	Vice President & Trust Officer
Date:	6/30/16	Date:	6/30/16

Stock Purchase Agreement

/s/ Derald L. Bontrager
Derald L. Bontrager, Shareholder
Date:	6/23/16

Cynthia Bontrager Annuity Trust dated December 16, 2009, Shareholder		Cynthia Bontrager 2012 Annuity Trust, Shareholder
By: JPMorgan Chase Bank, N.A., Trustee		By: JPMorgan Chase Bank, N.A., Trustee

/s/ Thomas E. Hightshue		/s/ Thomas E. Hightshue
Name:	Thomas E. Hightshue	Name:	Thomas E. Hightshue
Title:	Vice President & Trust Officer	Title:	Vice President & Trust Officer
Date:	6/30/16	Date:	6/30/16

Cynthia J. Hawkins Annuity Trust dated December 16, 2009, Shareholder		Cynthia J. Hawkins 2012 Annuity Trust, Shareholder
By: JPMorgan Chase Bank, N.A., Trustee		By: JPMorgan Chase Bank, N.A., Trustee

/s/ Thomas E. Hightshue		/s/ Thomas E. Hightshue
Name:	Thomas E. Hightshue	Name:	Thomas E. Hightshue
Title:	Vice President & Trust Officer	Title:	Vice President & Trust Officer
Date:	6/30/16	Date:	6/30/16

/s/ Cynthia J. Hawkins
Cynthia J. Hawkins, Shareholder
Date:	6/29/16

David Hawkins Annuity Trust dated December 16, 2009, Shareholder		David Hawkins 2012 Annuity Trust, Shareholder
By: JPMorgan Chase Bank, N.A., Trustee		By: JPMorgan Chase Bank, N.A., Trustee

/s/ Thomas E. Hightshue		/s/ Thomas E. Hightshue
Name:	Thomas E. Hightshue	Name:	Thomas E. Hightshue
Title:	Vice President & Trust Officer	Title:	Vice President & Trust Officer
Date:	6/30/16	Date:	6/30/16

Stock Purchase Agreement

Julia F. Diener Annuity Trust dated December 16, 2009, Shareholder		Julia F. Diener 2012 AnnuityTrust, Shareholder
By: JPMorgan Chase Bank, N.A., Trustee		By: JPMorgan Chase Bank, N.A., Trustee

/s/ Thomas E. Hightshue		/s/ Thomas E. Hightshue
Name:	Thomas E. Hightshue	Name:	Thomas E. Hightshue
Title:	Vice President & Trust Officer	Title:	Vice President & Trust Officer
Date:	6/30/16	Date:	6/30/16

/s/ Julia F. Diener
Julia F. Diener, Shareholder
Date:	6/29/16

Terry Diener Annuity Trust Dated December 16, 2009, Shareholder		Terry Diener 2012 AnnuityTrust, Shareholder
By: JPMorgan Chase Bank, N.A., Trustee		By: JPMorgan Chase Bank, N.A., Trustee

/s/ Thomas E. Hightshue		/s/ Thomas E. Hightshue
Name:	Thomas E. Hightshue	Name:	Thomas E. Hightshue
Title:	Vice President & Trust Officer	Title:	Vice President & Trust Officer
Date:	6/30/16	Date:	6/30/16

/s/ Kim Huffman		/s/ Jason S. Bontrager
Kim Huffman, Shareholder		Jason S. Bontrager, Shareholder
Date:	6/26/16	Date:	6/26/16

/s/ Amber N. Gorsuch		/s/ Katy E. Sonner
Amber N. Gorsuch, Shareholder		Katy E. Sonner, Shareholder
Date:	6/26/16	Date:	6/26/16

/s/ Ashley N. Lehman		/s/ Austin N. Bontrager
Ashley N. Lehman, Shareholder		Austin N. Bontrager, Shareholder
(f/k/a Ashley N. Bontrager)		Date:	6/26/16
Date:	6/26/16

Stock Purchase Agreement

/s/ Tilynn C. Bontrager		/s/ David E. Hawkins, P.O.A.
Tilynn C. Bontrager, Shareholder		Allison J. Stiffney, Shareholder
Date:	6/26/16	(f/k/a Allison J. Hawkins)
By: David Eugene Hawkins pursuant
to a Durable Power of Attorney
		Date:	6/26/16

/s/ Mitchell D. Hawkins		/s/ Kevin Hawkins
Mitchell D. Hawkins, Shareholder		Kevin Hawkins, Shareholder
Date:	6/26/16	Date:	6/26/16

/s/ Abigail J. Hawkins		/s/ Lindsy K. Diener-Locke
Abigail J. Hawkins, Shareholder		Lindsy K. Diener-Locke, Shareholder
Date:	6/26/16	(f/k/a Lindsy K. Diener)
		Date:	6/26/16

/s/ Eric M. Diener		/s/ Julie Diener P.O.A.
Eric M. Diener, Shareholder		Casey L. Diener, Shareholder
Date:	6/26/16	By: Julie Diener pursuant to a
Durable Power of Attorney
		Date:	6/26/16

/s/ Chelsea A. Bontrager		/s/ Wendall T. Bontrager
Chelsea A. Bontrager, Shareholder		Wendall T. Bontrager, Shareholder
Date:	6/23/16	Date:	6/25/16

/s/ Tina M. Bontrager
Jasmine Bontrager, Shareholder
By: Tina Bontrager
Date:	6/23/16

Stock Purchase Agreement